Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-199158 and 333-200136

The information in this prospectus supplement is not complete and may be changed. Registration statements relating to these securities have been filed with the Securities and Exchange Commission and are effective. This prospectus supplement and the accompanying prospectuses are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 12, 2014

Preliminary Prospectus Supplement

(To Prospectus dated November 12, 2014 and

Prospectus dated November 12, 2014)

3,709,394 Shares

Premier, Inc.

Class A common stock

The shares of Class A common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. See “Selling Stockholders.” We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our Class A common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PINC.” The last reported sale price of our Class A common stock on November 11, 2014 was $31.25 per share.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, and therefore are subject to reduced reporting requirements. Investing in our Class A common stock involves risks. You should carefully read and consider the “Risk Factors” section included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and the “Risk Factors” section on page S-24 of this prospectus supplement before investing in our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)	See “Underwriting” for a description of compensation payable in connection with this offering.

We have granted the underwriters a 30-day option to purchase up to an additional 370,939 shares of our Class A common stock from us at the public offering price, less underwriting discounts and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            , and we will receive proceeds of $            , before expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about November     , 2014.

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Citigroup	Raymond James	SunTrust Robinson Humphrey	William Blair

The date of this prospectus supplement is November     , 2014.

Prospectus supplement

We and the selling stockholders have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses or in any free writing prospectus prepared by or on behalf of us or the selling stockholders or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectuses are an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

General

This document consists of three parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second and third parts are the accompanying prospectuses, which describe more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectuses, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectuses or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement.

All references in this prospectus supplement to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus supplement as Premier LP. When we refer to the “Class A common stock” we refer to shares of our Class A common stock, par value $0.01 per share. Unless otherwise indicated, information presented in this prospectus supplement assumes that the underwriters’ option to purchase up to an additional 370,939 shares of Class A common stock from us is not exercised. Information presented as “non-GAAP pro forma” reflects changes to our business model and organizational structure in connection with our October 2013 reorganization, or the Reorganization, and initial public offering, or the IPO, as discussed herein under “Prospectus Supplement Summary—Summary Consolidated Financial Information—Non-GAAP Pro Forma Financial Data and Use of Other Non-GAAP Measures,” in “Note 2—Initial Public Offering and Reorganization” of our Annual Report on Form 10-K for the year ended June 30, 2014 and in “Note 2—Initial Public Offering and Reorganization” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each incorporated herein by reference.

This prospectus supplement and (i) the accompanying prospectus dated November 12, 2014 are part of the Registration Statement (Registration No. 333-199158) that we filed with the Securities and Exchange Commission, or SEC, on October 3, 2014, as amended on November 12, 2014, which we refer to as the Secondary Prospectus, and (ii) the accompanying prospectus dated November 12, 2014 are part of the Registration Statement (Registration No. 333-            ) that we filed with the SEC on November 12, 2014, which we refer to as the Primary Prospectus, each using a “shelf” registration process. This prospectus supplement relates to the offering of shares of our Class A common stock by the selling stockholders and, if the underwriters exercise their option to purchase additional shares of our Class A common stock, by us.

Fiscal Year

Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of Premier, which ends on June 30.

Market Data and Industry Forecasts and Projections

We use market data and industry forecasts and projections throughout this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein and therein. We have obtained the market data from certain publicly available sources of information, including publicly available industry publications. Forecasts are based on industry surveys and the preparer’s expertise in the industry and there is no assurance that any of the forecasted amounts will be achieved. We believe the data others have compiled are reliable, but we have not independently verified the accuracy of this information. Any forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. While we are not aware of any misstatements regarding the industry data presented herein, forecasts and projections involve risks and uncertainties and are

ii

subject to change based on various factors, including those discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and included in this prospectus supplement on page S-24. You should not place undue reliance on any such market data or industry forecasts and projections, which speak only as of the date they were made. We undertake no obligation to publicly update or revise any such market data or industry forecasts and projections, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about our company and this offering. It does not contain all of the information that may be important to you and to your investment decision and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectuses, including our consolidated financial statements and the related notes before deciding whether to invest in the securities offered hereby. You should also carefully consider, among other things, the matters discussed in this prospectus supplement in the section entitled “Risk Factors” before deciding to purchase our Class A common stock.

Our Company

We are a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers, as of September 30, 2014, to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, we enable better care and outcomes at a lower cost. We believe that we play a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health software-as-a-service, or SaaS, informatics products, advisory services and performance improvement collaborative programs.

As of September 30, 2014, we were controlled by 177 U.S. hospitals, health systems and other healthcare organizations that represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations. Our current membership base includes many of the country’s most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our Class A common stock is generally held by the public and our Class B common stock is held by the limited partners of Premier LP, referred to as our member owners.

As a member-controlled healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

Our Solutions

We seek to address challenges facing healthcare delivery organizations through our comprehensive suite of solutions that:

•	improve the efficiency and effectiveness of the healthcare supply chain;

•	deliver improvement in cost and quality;

•	innovate and enable success in emerging healthcare delivery and payment models to manage the health of populations; and

•	utilize data and analytics to drive increased connectivity, and clinical, financial and operational improvement.

Our business model and solutions are designed to provide our members access to scale efficiencies, spread the cost of their development, derive intelligence from our data warehouse, mitigate the risk of innovation and disseminate best practices that will help our member organizations succeed in their transformation to higher quality and more cost-effective healthcare. We deliver our integrated platform of solutions that address the areas of total cost management, quality and safety improvement and population health management through two business segments: supply chain services and performance services. The supply chain services segment includes our group purchasing organization, or GPO, a specialty pharmacy and direct sourcing activities. The performance services segment includes our informatics, collaborative, advisory services and insurance services businesses.

Supply chain services: We are one of the largest healthcare supply chain management services businesses in the United States serving a broad range of healthcare providers. Our supply chain services segment assists our members in managing their non-labor expense categories through a combination of products, services and technologies, including one of the largest national healthcare GPOs in the United States serving acute and alternate sites, a specialty pharmacy and direct sourcing activities. Membership in our GPO also provides access to certain SaaS informatics products related to the supply chain and the opportunity to participate in our ASCEND® collaborative. Our alternate site program includes our 50% ownership interest in Innovatix, LLC, or Innovatix, one of the largest alternate site GPOs. Our GPO programs, which are enabled with proprietary technology and include field support services, administered approximately $41 billion worth of member facilities purchasing volume through our supplier contracts for calendar year 2013.

We generate revenue in our supply chain services segment from fees received from suppliers based on the total dollar volume of supplies purchased by our members and through product sales in connection with our specialty pharmacy and direct sourcing activities. Supply chain services net revenue declined from $187.5 million for the three months ended September 30, 2013, to $170.3 million for the three months ended September 30, 2014, representing a decrease in net revenue of 9%, and accounted for 74% of our overall net revenue for the current period. However, supply chain services segment net revenue of $170.3 million for the three months ended September 30, 2014 represents a $24.1 million, or 16%, increase from non-GAAP pro forma net revenue of $146.2 million for the comparable period of 2013. Supply chain services net revenue grew from $664.1 million for fiscal year 2013 to $678.1 million for fiscal year 2014, representing net revenue growth of 2%, and accounted for 74% of our overall net revenue in fiscal year 2014. Non-GAAP pro forma supply chain services segment net revenue grew from $559.1 million for fiscal year 2013 to $636.9 million for fiscal year 2014, representing net revenue growth of 14%, and accounted for 73% of our overall net revenue in fiscal year 2014. Supply chain services segment net revenue grew from $591.0 million in fiscal year 2012 to $664.1 million in fiscal year 2013, representing net revenue growth of 12%, and in fiscal year 2013 accounted for 76% of our overall net revenue in fiscal year 2013. See “—Summary Consolidated Financial Information—Non-GAAP Pro Forma Financial Data and Use of Other Non-GAAP Measures” below for additional information about our use of non-GAAP pro forma financial information.

Performance services: Our offerings in the performance services sector of the healthcare industry are primarily information technology analytics and workflow automation and advisory services. We believe we are one of the largest informatics and advisory services businesses in the United States focused on healthcare providers. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety, and population health management. Premier has created a world-class integrated technology platform called PremierConnect® that effectively integrates the full continuum of data in order to facilitate comprehensive performance improvement. The platform effectively brings data together in a meaningful way, applying collective best practice knowledge and benchmarks to identify opportunities, route those opportunities to the appropriate stakeholders and then provide useful knowledge and a means for collaboration with other members to facilitate implementation. The end result is actionable information tied to knowledge. Solutions on the platform include these domains: PremierConnect Quality, PremierConnect Safety, PremierConnect Supply Chain, PremierConnect Labor, PremierConnect Population Health, and PremierConnect® Enterprise Analytics.

This segment also includes our technology-enabled performance improvement collaboratives, through which we convene members, design programs and facilitate, foster and advance the exchange of clinical, financial and operational data among our members to measure patient outcomes and determine best practices that drive clinical, financial and operational improvements. Through our Quality, Efficiency and Safety through Transparency, or QUEST®, collaborative, we work with our members to identify improvement opportunities and best practices and engage them to participate in performance improvement exercises using identified best practices, to collaborate to define performance goals and to use healthy competition to drive performance improvement. As of September 30, 2014, QUEST® had approximately 365 participating U.S. hospitals working together and utilizing our SaaS informatics products to develop highly standardized quality, safety and cost metrics. Today, we offer performance improvement collaboratives in several areas, including bundled payment, accountable care and readmission management, among others. The implementation of these programs has enhanced the growth of our performance services segment.

In addition to our information technology and collaborative offerings, our advisory services, provided through Premier Performance Partners, seek to drive change and improvement in cost reduction, quality of care and patient safety. Premier Performance Partners offers expertise and capabilities in the following areas: clinical, financial and operational performance, facilities and capital asset management, organizational transformation, physician preference items, reform readiness assessment, service line improvement, strategic and business planning and supply chain transformation.

Our performance services segment has grown rapidly through product innovation, organic growth and selected acquisitions. Performance services segment net revenue grew from $53.1 million for the three months ended September 30, 2013, to $59.0 million for the three months ended September 30, 2014, representing net revenue growth of 11%, and accounted for 26% of our overall net revenue for the current period. Performance services segment net revenue grew from $205.2 million in fiscal year 2013 to $232.4 million in fiscal year 2014, representing net revenue growth of 13%, and accounted for 26% of our overall net revenue in fiscal year 2014. Performance services segment net revenue grew from $177.3 million in fiscal year 2012 to $205.2 million in fiscal year 2013, representing net revenue growth of 16% and accounted for 24% of our overall net revenue in fiscal year 2013.

The value we provide to our members through our integrated platform of solutions is evidenced by (i) high retention rates for members participating in our GPO in the supply chain services segment and renewal rates for our SaaS informatics products subscriptions in the performance services segment, as illustrated in the table below, (ii) annual net revenue growth from fiscal year 2011 through fiscal year 2014 and (iii) the fact that our members have partnered through Premier to create some of the largest performance improvement collaboratives in emerging areas of healthcare such as accountable care, bundled payment and readmission management.

The following table sets forth certain information with respect to retention rates for members participating in our GPO in the supply chain services segment and renewal rates for our SaaS informatics products subscriptions in the performance services segment for the fiscal years shown:

	Fiscal Year Ended June 30,
	2014	2013	2012	3 Year Average
GPO retention rate(1)	99%	93%	99%	97%
SaaS institutional renewal rate(2)	94%	96%	92%	94%

(1)	The retention rate is calculated based upon the aggregate purchasing volume among all members participating in our GPO for such fiscal year less the annualized GPO purchasing volume for departed members for such fiscal year, divided by the aggregate purchasing volume among all members participating in our GPO for such fiscal year.
(2)	The renewal rate is calculated based upon the total number of members that have SaaS revenue in a given period that also have revenue in the corresponding prior year period divided by the total number of members that have SaaS revenue in the same period of the prior year.

The Premier Opportunity

We believe the future for healthcare providers in the United States will require transformational change due to intense cost pressures, a shifting competitive landscape, a changing regulatory environment, the evolving use of data and analytics and the transition to a fundamentally different payment model. Premier’s service offerings and business opportunities are well-aligned with the key characteristics of the changing healthcare environment:

Healthcare providers must place a renewed focus on cost and quality. We believe an alliance membership model such as ours that provides significant economies of scale, access to data and analytics and best practices on a shared-cost basis appeals to many healthcare providers in the increasingly cost-sensitive healthcare provider environment.

Greater administrative and clinical scale will be a requirement for success. Many of our members and potential new members deliver healthcare services primarily on a local or regional basis and will likely face intense competition from larger multi-market competitors over time. We provide access to economies of scale, lower cost of innovation and proprietary data solutions that enable large and small healthcare providers to achieve a level of operating effectiveness which allows them to remain competitive in a consolidating and lower revenue environment. Our scale is derived from approximately 3,400 U.S. hospitals, representing approximately 68% of all U.S. community hospitals as of September 30, 2014, that participate in our acute care GPO program in our supply chain services segment or use one or more of our performance services segment’s products or services.

Healthcare providers will need to extend their reach over time. The need to diversify revenue and to manage in an outcomes-based payment model is forcing health systems to expand their ability to deliver care into alternate site markets. Our alternate site program, consisting of our Continuum of Care GPO program, which includes Innovatix, LLC, Premier REACH® and ProviderSelect MD®, is one of the largest in the United States, providing services to approximately 110,000 members as of September 30, 2014.

The healthcare provider business model of the future will incentivize different capabilities. Initiatives such as accountable care organizations, or ACOs, bundled payment and readmission management are rapidly realigning incentives around outcomes, quality and patient satisfaction. Our performance improvement collaboratives and clinical, financial and operational SaaS informatics products give healthcare providers the knowledge and capabilities to operationalize these initiatives.

Healthcare has entered the era of big data. The healthcare industry has spent the past decade digitizing medical records. Additionally, the U.S. federal government has accelerated the move toward data transparency by making decades of stored data usable, searchable and actionable. Healthcare providers are now seeking actionable data and information to properly measure and analyze meaningful business drivers such as clinical quality, operating efficiency and population risk profiles within their communities. We believe that our data set of clinical, financial and operational data is one of the largest and most diverse in the healthcare provider sector.

Our Competitive Strengths

We believe we are well positioned to benefit from the transformations occurring in the healthcare provider market described above. A new environment that rewards efficiency, better use of information and payment for patient outcomes aligns very well with our portfolio of solutions, recent investments and other competitive strengths:

Scale and depth of member relationships. Our membership includes approximately 68% of all U.S. community hospitals. Our mission, products and services, and long-term strategy have been developed in partnership with our member health systems. Based on our 2011-2013 CEO Satisfaction Surveys, on average, approximately 86% of the responding member owners surveyed over a three-year period consider us to be either a “strategic partner” or an “extension of their own organization.” Approximately 76% of our member owners have been part of our alliance for more than 10 years, with an average tenure of approximately 15 years as of September 30, 2014.

Ownership structure. As of September 30, 2014, approximately 78% of our outstanding common stock was owned by members. Pursuant to the limited partnership agreement of Premier LP, each of our member owners (i) entered into a GPO participation agreement, (ii) agreed to limits on such owner’s ability to exchange its Class B common units of Premier LP during the first seven years following our IPO and (iii) consented to allow Premier LP to retain a significantly greater portion of its annual earnings. We believe these member owner relationships have strengthened the alignment of interests between us and our member owners and drive recurring revenues, attractive returns on incremental investment and significant free cash flow that can be invested in our long-term growth.

Member-driven innovation. Approximately 380 individuals, representing approximately 165 of our U.S. hospital members, sit on 25 of our strategic and sourcing committees and as part of these committees use their industry expertise to advise on ways to improve the development, quality and value of our products and services.

Market leading data assets and data management capabilities. Our data and analytics platform is differentiated by what we believe is one of the largest integrated data sets in the healthcare provider sector and our dedicated data management team. We have access to approximately one in three U.S. hospital discharges and our data set is a comprehensive repository of clinical, financial and operational data. Our SaaS informatics products utilize our comprehensive data set to provide actionable intelligence to our members, enabling them to benchmark, analyze and identify areas of improvement across three main categories: cost management, quality and safety, and population health management.

Embedded in our members’ critical operational processes. Our suite of solutions is a critical component of our members’ cost management and quality improvement initiatives, as evidenced by retention rates for members participating in our GPO in the supply chain services segment (determined based on aggregate contract purchasing volume) with an average of 97% for the last three fiscal years and renewal rates for our SaaS informatics products subscriptions in the performance services segment (determined based on total number of members that have SaaS revenue) with an average of 94% for the last three fiscal years.

Proven management and dynamic culture. Our senior management team of 13 individuals has an average of approximately 22 years of experience in the healthcare industry, an average of approximately nine years of service with us and a proven track record of delivering measurable clinical, financial and operational improvement for healthcare providers.

Our Growth Strategy

From fiscal year 2011 through fiscal year 2014, we had annual net revenue growth through strong organic revenue growth, new product development and selected acquisitions. We have made and continue to make investments in people, data, analytic solutions, technology and complementary businesses to accelerate growth. The key components of our strategy include:

•	Expanding our relationships with our existing members;

•	Continuing to develop innovative products and services;

•	Attracting new members;

•	Expanding further into the alternate site market;

•	Pursuing strategic acquisitions that complement our leadership position; and

•	Developing new strategic partnerships.

Recent Developments

Exchange of Premier LP Class B Common Units for Shares of Our Class A Common Stock. Pursuant to the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013, by and among us, Premier LP and its limited partners, or the Exchange Agreement, commencing on October 31, 2014, and during each year thereafter, each limited partner will generally have the cumulative right to exchange, on a quarterly basis, a portion of its Premier LP Class B common units for shares of our Class A common stock, cash or a combination of both, the form of consideration to be at the discretion of the audit and compliance committee of our board of directors, or the Audit Committee. In connection with the October 31, 2014 quarterly exchange date, the Audit Committee determined to settle all exchanged Class B common units for shares of our Class A common stock. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the limited partner will also surrender one corresponding share of our Class B common stock, which will automatically be retired. On October 31, 2014, the first quarterly exchange date under the Exchange Agreement, 4,685,267 Class B common units were exchanged for a like number of newly issued shares of our Class A common stock. In addition, 4,685,267 shares of our Class B common stock were retired and are no longer outstanding. Of these newly issued shares of Class A common stock, 3,709,394 are being offered for sale as part of this offering. Pursuant to the Registration Rights Agreement entered into as of September 25, 2013 and effective as of October 1, 2013, by and among us and the limited partners of Premier LP, or the Registration Rights Agreement, the newly issued shares that are not participating in this offering are subject to a lock-up and may not be sold for a period of 60 days after the completion of this offering. For additional information regarding the Exchange Agreement and the Registration Rights Agreement, see “Certain Contractual Arrangements with Selling Stockholders—Exchange Agreement” and “—Registration Rights Agreement” in the Secondary Prospectus and “Contractual Arrangements with Certain Selling Stockholders—Exchange Agreement” and “—Registration Rights Agreement” in the Primary Prospectus.

2015 Annual Meeting. Our 2015 Annual Meeting of Stockholders, or Annual Meeting, will be held on December 5, 2014. The record date entitling holders of Class A common stock to vote at the Annual Meeting was October 6, 2014. Accordingly, purchasers of Class A common stock in this offering will not be entitled to vote such shares at the Annual Meeting.

Our Structure

The following diagram depicts our organizational structure as of November 6, 2014, after giving effect to this offering, but does not give effect to the potential exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us.

(1)	Our Class B common stock gives voting rights, but no economic interests, to member owners. The holders of our Class B common stock have entered into a voting trust agreement by which a trustee acts on behalf of such holders for purposes of voting their shares. See “Certain Contractual Arrangements with Selling Stockholders—Voting Trust Agreement” in the Secondary Prospectus and “Contractual Arrangements with Certain Selling Stockholders—Voting Trust Agreement” in the Primary Prospectus for additional information regarding this agreement.

Additional Information

We were incorporated on May 14, 2013 under the laws of the State of Delaware. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2014, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 22% controlling general partner interest in Premier LP and our member owners held an approximately 78% limited partner interest in Premier LP.

Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. Information on our website is not incorporated into this prospectus supplement, however, and should not be relied upon in determining whether to make an investment in the Class A common stock.

The Offering

The following summary of the offering contains basic information about the offering and the Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Class A common stock, please refer to the section of the accompanying prospectuses entitled “Description of Capital Stock.” Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our Class A common stock.

Class A common stock offered hereby	3,709,394 shares (4,080,333 shares if the underwriters exercise in full their option to purchase additional shares).

Class A common stock outstanding immediately after this offering(1)	37,076,235 shares (37,447,174 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common stock outstanding after this offering	107,181,272 shares of Class B common stock, par value $0.000001 per share. The number of shares of Class B common stock equals the number of Class B common units of Premier LP held by the limited partners of Premier LP. See “Certain Contractual Arrangements with Selling Stockholders” in the Secondary Prospectus and “Contractual Arrangements with Certain Selling Stockholders” in the Primary Prospectus.

Underwriters’ option to purchase additional shares of Class A common stock	We have granted the underwriters an option to purchase up to an additional 370,939 shares of Class A common stock from us within 30 days of the date of this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock by the selling stockholders named in this prospectus supplement. If the underwriters exercise any or all of their option to purchase additional shares of our Class A common stock, we expect to contribute the net proceeds from such sale to Premier LP. We expect Premier LP to subsequently use such net proceeds for general corporate purposes.

Voting rights	Holders of shares of our Class A common stock and holders of shares of our Class B common stock are each entitled to one vote per share. Holders of shares of our Class A common stock and holders of shares of our Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in our certificate of incorporation or as required by applicable law. See “Description of Capital Stock” in the accompanying prospectuses.

As of November 6, 2014, the holders of shares of our Class A common stock collectively owned 100% of the economic interests and approximately 26% of the voting power of Premier, Inc. The holders of shares of our Class B common stock hold the remaining approximately 74% of the voting power of Premier, Inc.

Dividend policy	We expect to retain future earnings for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Matters Regarding Our Class A Common Stock—Dividend Policy.”
Risk factors	An investment in our Class A common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectuses for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.
NASDAQ Global Select Market symbol	“PINC”

(1)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at November 6, 2014, and excludes: (i) 107,181,272 shares of Class A common stock that may be issued upon future exchanges of Class B common units of Premier LP by limited partners of Premier LP, (ii) 1,973,442 shares of Class A common stock subject to outstanding options, (iii) 816,800 shares of Class A common stock subject to outstanding restricted stock units, (iv) 1,085,451 shares of Class A common stock subject to outstanding performance shares and (v) an aggregate of 6,667,581 shares of Class A common stock that are available for future awards under our equity incentive plan.

Summary Consolidated Financial Information

General

The following tables set forth summary consolidated financial data for the periods and as of the dates indicated. We have derived the summary consolidated financial data presented as of June 30, 2014 and 2013 and for the fiscal years ended June 30, 2014, 2013 and 2012 from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have derived the summary consolidated financial data presented as of June 30, 2012 and 2011 and for the fiscal year ended June 30, 2011 from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement and the accompanying prospectuses. The summary consolidated financial data presented as of and for the three months ended September 30, 2014 and 2013 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectuses, which in the opinion of management, included all adjustments, consisting primarily of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of such date and for such unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods, and results for the three months ended September 30, 2014 are not necessarily indicative of results that may be expected for the fiscal year ending June 30, 2015. The information presented below should be read in conjunction with the sections of our Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on September 4, 2014, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, filed with the SEC on November 12, 2014, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes thereto, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectuses. See “Incorporation of Certain Documents by Reference.”

Historical Financial Data

(In Thousands, Except Per Share Amounts)	Fiscal Year Ended June 30,				Three Months Ended September 30,
Consolidated Statements of Income Data:	2014	2013	2012(1)	2011(2)	2014	2013
Net revenue:
Net administrative fees (3)	$464,837	$519,219	$473,249	$457,951	$106,523	$143,576
Other services and support	233,186	205,685	178,552	158,179	59,221	53,252

Services	698,023	724,904	651,801	616,130	165,744	196,828
Products	212,526	144,386	116,484	64,628	63,564	43,748

Net revenue	910,549	869,290	768,285	680,758	229,308	240,576
Cost of revenue	307,625	237,413	189,719	119,875	90,021	67,526

Gross profit	602,924	631,877	578,566	560,883	139,287	173,050
Operating expenses:
Selling, general and administrative	294,421	248,301	240,748	242,863	71,166	62,643
Research and development	3,389	9,370	12,583	8,685	1,073	852
Amortization of purchased intangible assets	3,062	1,539	3,146	3,463	903	601

Total operating expenses	300,872	259,210	256,477	255,011	73,142	64,096
Operating income	302,052	372,667	322,089	305,872	66,145	108,954
Other income, net (4)	58,274	12,145	12,808	11,092	4,553	4,338

Income before income taxes	360,326	384,812	334,897	316,964	70,698	113,292
Income tax expense	27,709	9,726	8,229	4,704	5,811	764

Net income	332,617	375,086	326,668	312,260	64,887	112,528
Net (income) loss attributable to noncontrolling interest in S2S Global (5)	(949)	1,479	608	—	(798)	210
Net income attributable to noncontrolling interest in Premier LP (6)	(303,336)	(369,189)	(323,339)	(309,840)	(54,816)	(113,214)

Net income attributable to noncontrolling interest	(304,285)	(367,710)	(322,731)	(309,840)	(55,614)	(113,004)

Net income (loss) attributable to shareholders	$28,332	$7,376	$3,937	$2,420	$9,273	$(476)
Adjustment of redeemable limited partners’ capital to redemption amount	(2,741,588)	—	—	—	(382,657)	—

Net (loss) income attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount	$(2,713,256)	$7,376	$3,937	$2,420	$(373,384)	$(476)

(Loss) income per share attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount – basic and diluted	$(105.85)	$1.26	$0.64	$0.39	$(11.53)	$(0.08)
Weighted average shares outstanding – basic and diluted	25,633	5,858	6,183	6,273	32,376	5,627

(In Thousands)	June 30,				September 30,
Consolidated Balance Sheets Data:	2014	2013	2012	2011	2014	2013
Cash, cash equivalents and marketable securities, current	291,606	255,619	241,669	251,609	268,638	132,851
Working capital (7)	198,174	220,893	200,799	193,162	215,438	93,727
Property and equipment, net	134,551	115,587	101,630	86,140	139,277	119,538
Marketable securities, non-current	248,799	—	—	—	129,579	—
Total assets	1,246,656	598,916	554,939	532,361	1,282,945	521,840
Deferred revenue (8)	15,694	18,880	19,820	17,911	23,932	17,492
Total liabilities	472,293	213,513	196,990	199,464	459,963	237,858
Redeemable limited partners’ capital (9)	3,244,674	307,635	279,513	257,459	3,659,514	207,066
Class A common stock	324	57	61	62	324	56
Additional paid-in capital	—	28,866	35,427	36,090	—	28,503
(Accumulated deficit) retained earnings	(2,469,873)	50,599	43,223	39,286	(2,836,874)	50,321
Total stockholders’ (deficit) equity	(2,470,311)	77,768	78,436	75,438	(2,836,532)	76,916

(1)	Amounts include the results of operations of SVS, LLC d/b/a S2S Global, or S2S Global, in our supply chain services segment from December 6, 2011, the date of acquisition of 60% of the outstanding shares of common stock of S2S Global for $500,000.
(2)	Amounts include the results of operations of Commcare, LLC, or Commcare, in our supply chain services segment from November 1, 2010, the date of acquisition of all the outstanding shares of common stock of Commcare for $35.9 million.
(3)	Following the completion of the Reorganization and IPO, we are contractually required under the GPO participation agreements to pay each member owner revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner’s member facilities through our GPO supplier contracts. Prior to the Reorganization and IPO, we did not generally have a contractual requirement to pay revenue share to member owners participating in our GPO programs, but paid semi-annual distributions of partnership income. In addition, certain non-owner members have historically operated under, and, following the Reorganization and IPO, continue to operate under contractual relationships that provide for a specific revenue share that differs from the 30% revenue share that we provide to our member owners under the GPO participation agreements following the Reorganization and IPO. As a result, our revenue share expense as a percentage of gross administrative fees increased for the fiscal year ended June 30, 2014 which resulted in a decrease in net administrative fees for the fiscal year ended June 30, 2014 when compared to the actual net administrative fees for the prior fiscal years.
(4)	Other income, net, consists primarily of equity in net income of unconsolidated affiliates related to our 50% ownership interest in Innovatix, interest income, net, and realized gains and losses on our marketable securities (which represent our interest and investment income, net) and gain or loss on disposal of assets.
(5)	Premier Supply Chain Improvement, Inc., or PSCI, currently owns a 60% voting and economic interest in S2S Global. Net (income) loss attributable to noncontrolling interest in S2S Global represents the portion of net (income) loss attributable to the noncontrolling equity holders of S2S Global (40%).
(6)	Premier Healthcare Solutions, Inc., or PHSI, through Premier Plans, LLC, owned a 1% controlling general partnership interest in Premier LP prior to the Reorganization. Net income attributable to noncontrolling interest in Premier LP represents the portion of net income attributable to the limited partners of Premier LP, which was 78% following the Reorganization and 99% prior to the Reorganization.
(7)	Working capital represents the excess of total current assets over total current liabilities.
(8)	Deferred revenue is primarily related to deferred subscription fees and deferred advisory fees in our performance services segment and consists of unrecognized revenue related to advanced member invoicing or member payments received prior to fulfillment of our revenue recognition criteria.

(9)	Redeemable limited partners’ capital consists of the limited partners’ approximately 78% ownership of Premier LP after the Reorganization and IPO and 99% ownership of Premier LP prior to the Reorganization and IPO. Pursuant to the terms of the limited partnership agreement of Premier LP, Premier LP has the option to repurchase the ownership interest of any limited partner upon the withdrawal of such limited partner and therefore the interest in Premier LP is classified as temporary equity in the mezzanine section of the consolidated balance sheet. Premier records redeemable limited partners’ capital at the greater of the book value or redemption amount. Premier calculates the redemption amount as the fair value of all Class B common units of Premier LP, as if immediately exchangeable into shares of our Class A common stock at the reporting date, with the corresponding offset to additional paid-in capital and retained earnings (accumulated deficit).

Non-GAAP Pro Forma Financial Data and Use of Other Non-GAAP Measures

Our consolidated operating results prior to October 1, 2013 do not reflect (i) the Reorganization, (ii) the IPO and the use of the proceeds from the IPO or (iii) additional expenses we incur as a public company. As a result, our consolidated operating results prior to the Reorganization and IPO are not indicative of what our results of operations are for periods after the Reorganization and IPO. In addition to presenting the historical actual results, we have presented non-GAAP pro forma results reflecting the following for the periods indicated, to provide a more indicative comparison between current and prior periods. The unaudited non-GAAP pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company during the periods indicated. The unaudited non-GAAP pro forma consolidated financial information should not be relied upon as being indicative of our financial condition or results of operations had the Reorganization and IPO occurred on the dates assumed. The unaudited non-GAAP pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date. You should carefully review our historical actual results presented herein and in the documents incorporated herein by reference. The non-GAAP pro forma results reflect the following for the periods indicated:

•	The contractual requirement under the GPO participation agreements to pay each member owner revenue share from Premier LP equal to 30% of all gross administrative fees collected by Premier LP based upon purchasing by such member owner’s member facilities through Premier LP’s GPO supplier contracts. Historically, Premier LP did not generally have a contractual requirement to pay revenue share to member owners participating in its GPO programs, but paid semi-annual distributions of partnership income.

•	Additional U.S. federal, state and local income taxes with respect to its additional allocable share of any taxable income of Premier LP.

•	A decrease in noncontrolling interest in Premier LP from 99% to approximately 78%.

In our “Results of Operations” presented, we refer to Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Fully Distributed Net Income, which are non-GAAP financial measures.

We define EBITDA as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. For all non-GAAP financial measures, we consider non-recurring items to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on disposal of assets.

We define Segment Adjusted EBITDA as the segment’s net revenue less operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA.

We define Adjusted Fully Distributed Net Income as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of noncontrolling interest in Premier LP and (iv) reflecting an adjustment for income tax expense on non-GAAP pro forma fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Premier before merger and acquisition related expenses and non-recurring or non-cash items and the effects of noncontrolling interests in Premier LP.

Adjusted EBITDA is a supplemental financial measure used by us and by external users of our financial statements. We consider Adjusted EBITDA an indicator of the operational strength and performance of our business. Adjusted EBITDA allows us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. Segment Adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.

We use EBITDA to determine compliance with certain financial covenants in our revolving credit facility. We use Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. generally accepted accounting principles, or GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA and Segment Adjusted EBITDA assist our board of directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of our asset base (primarily depreciation and amortization) and items outside the control of our management team (taxes), as well as other non-cash (impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (strategic and financial restructuring expenses), from our operations. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash (impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (strategic and financial restructuring expenses), and eliminates the variability of noncontrolling interest as a result of member owner exchanges of Class B common units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, beginning on October 31, 2014, and each year thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units).

Despite the importance of these non-GAAP financial measures in analyzing our business, determining compliance with certain financial covenants in our revolving credit facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, Adjusted EBITDA and Adjusted Fully Distributed Net Income are not a measurement of financial performance under GAAP, may have limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or any other measure of our performance derived in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Segment Adjusted EBITDA include that they do not reflect: our capital expenditures or our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; the interest expense or the cash requirements to service interest or principal payments under our revolving credit facility; income tax payments we are required to make; and any cash requirements for replacements of assets being depreciated or amortized. In addition, Adjusted EBITDA and Segment Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flows from continuing operating activities.

Some of the limitations of Adjusted Fully Distributed Net Income are that it does not reflect income tax expense or income tax payments we are required to make. In addition, Adjusted Fully Distributed Net Income is not a measure of profitability under GAAP.

We also urge you to review the reconciliations of these non-GAAP measures included elsewhere in this prospectus supplement and the documents incorporated herein by reference. To properly and prudently evaluate our business, we encourage you to review the unaudited consolidated financial statements and related notes included in the documents incorporated herein by reference and the audited consolidated financial statements and related notes incorporated herein by reference, and to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Fully Distributed Net Income are susceptible to varying calculations, the Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Fully Distributed Net Income measures, as presented in this prospectus supplement and the documents incorporated herein by reference, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

As discussed above, we also use a non-GAAP pro forma presentation for consolidated operating results prior to October 1, 2013, the effective date of the Reorganization and IPO. We believe this presentation is useful because our consolidated operating results prior to the Reorganization and IPO are not indicative of our results for periods after the Reorganization and IPO. This non-GAAP pro forma presentation is for informational purposes only and does not purport to reflect our historical results of operations or financial position. This non-GAAP pro forma presentation should not be relied upon as being indicative of our financial condition or results of operations had the Reorganization and IPO occurred on the dates assumed. Further, this presentation does not project our results of operations or financial position for any future period or date. You should carefully review our historical actual results presented herein and in the documents incorporated herein by reference.

Results of Operations

Fiscal Years Ended June 30, 2014 and 2013. The following table summarizes our actual and non-GAAP pro forma consolidated results of operations for the fiscal years ended June 30, 2014 and 2013 (in thousands):

	Fiscal Year Ended June 30,
	2014						2013
	Actual		Adjustments		Non-GAAP Pro Forma		Actual		Adjustments		Non-GAAP Pro Forma
	Amount	% of Net Revenue	Amount		Amount	% of Net Revenue	Amount	% of Net Revenue	Amount		Amount	% of Net Revenue
Net revenue:
Net administrative fees	$464,837	51%	$(41,263	)(1)	$423,574	49%	$519,219	60%	$(105,012	)(1)	$414,207	54%
Other services and support	233,186	26%	—		233,186	27%	205,685	24%	—		205,685	27%

Services	698,023	77%	(41,263)		656,760	76%	724,904	84%	(105,012)		619,892	81%
Products	212,526	23%	—		212,526	24%	144,386	16%	—		144,386	19%

Net revenue	910,549	100%	(41,263)		869,286	100%	869,290	100%	(105,012)		764,278	100%
Cost of revenue:
Services	115,740	13%	—		115,740	13%	103,795	12%	—		103,795	14%
Products	191,885	21%	—		191,885	22%	133,618	15%	—		133,618	17%

Cost of revenue	307,625	34%	—		307,625	35%	237,413	27%	—		237,413	31%

Gross profit	602,924	66%	(41,263)		561,661	65%	631,877	73%	(105,012)		526,865	69%
Operating expenses:
Selling, general and administrative	294,421	33%	—		294,421	35%	248,301	29%	—		248,301	33%
Research and development	3,389	—%	—		3,389	—%	9,370	1%	—		9,370	1%
Amortization of purchased intangible assets	3,062	—%	—		3,062	—%	1,539	—%	—		1,539	—%

Total operating expenses	300,872	33%	—		300,872	35%	259,210	30%	—		259,210	34%

Operating income	302,052	33%	(41,263)		260,789	30%	372,667	43%	(105,012)		267,655	35%
Other income, net	58,274	6%	—		58,274	7%	12,145	1%	—		12,145	2%

Income before income taxes	360,326	40%	(41,263)		319,063	37%	384,812	44%	(105,012)		279,800	37%
Income tax expense	27,709	3%	(3,239	)(2)	24,470	3%	9,726	1%	22,813	(2)	32,539	4%

Net income	332,617	37%	(38,024)		294,593	34%	375,086	43%	(127,825)		247,261	33%
Net (income) loss attributable to noncontrolling interest in S2S Global	(949)	—%	—		(949)	—%	1,479	—%	—		1,479	—%
Net income attributable to noncontrolling interest in Premier LP	(303,336)	(33)%	57,690	(3)	(245,646)	(28)%	(369,189)	(42)%	150,726	(3)	(218,463)	(29)%

Net income attributable to noncontrolling interest	(304,285)	(33)%	57,690		(246,595)	(28)%	(367,710)	(42)%	150,726		(216,984)	(29)%

Net income attributable to shareholders	$28,332	4%	$19,666		$47,998	6%	$7,376	1%	$22,901		$30,277	4%

Adjustment of redeemable limited partners’ capital to redemption amount	$(2,741,588)	nm	$—		$(2,741,588)	nm	$—	nm	$—		$—	nm

Net (loss) income attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount	$(2,713,256)	nm	$19,666		$(2,693,590)	nm	$7,376	nm	$22,901		$30,277	nm

Adjusted EBITDA (4)	$392,288	43%	$(41,263	)(1)	$351,025	40%	$419,025	48%	$(105,012	)(1)	$314,013	41%
Adjusted Fully Distributed Net Income (5)	na	na	na		$188,561	22%	na	na	na		$172,793	23%

nm = Not meaningful

na = Not applicable

(1)	Represents the impact related to the change in revenue share described above.
(2)	Represents the income tax impact of the Reorganization.
(3)	Represents the decrease in noncontrolling interest in Premier LP from 99% to approximately 78%.

(4)	The table that follows shows the reconciliation of net income to Adjusted EBITDA and the reconciliation of Segment Adjusted EBITDA to income before income taxes for the periods presented (in thousands):

	Fiscal Year Ended June 30,
	2014			2013
	Actual	Adjustments (a)	Non-GAAP Pro Forma	Actual	Adjustments (a)	Non-GAAP Pro Forma
Net income	$332,617	$(38,024)	$294,593	$375,086	$(127,825)	$247,261
Interest and investment income, net (b)	(1,019)	—	(1,019)	(965)	—	(965)
Income tax expense	27,709	(3,239)	24,470	9,726	22,813	32,539
Depreciation and amortization	36,761	—	36,761	27,681	—	27,681
Amortization of purchased intangible assets	3,062	—	3,062	1,539	—	1,539

EBITDA	399,130	(41,263)	357,867	413,067	(105,012)	308,055
Stock-based compensation expense	19,476	—	19,476	—	—	—
Acquisition related expenses (c)	2,014	—	2,014	—	—	—
Strategic and financial restructuring expenses (d)	3,760	—	3,760	5,170	—	5,170
Gain on sale of investment (e)	(38,372)	—	(38,372)	—	—	—
Adjustment to tax receivable agreement liability (f)	6,215	—	6,215	—	—	—
Other (income) expense, net (g)	65	—	65	788	—	788

Adjusted EBITDA	$392,288	$(41,263)	$351,025	$419,025	$(105,012)	$314,013
Segment Adjusted EBITDA:
Supply Chain Services	$396,470	$(41,263)	$355,207	$431,628	$(105,012)	$326,616
Performance Services	73,898	—	73,898	56,456	—	56,456
Corporate (h)	(78,080)	—	(78,080)	(69,059)	—	(69,059)

Adjusted EBITDA	392,288	(41,263)	351,025	419,025	(105,012)	314,013
Depreciation and amortization	(36,761)	—	(36,761)	(27,681)	—	(27,681)
Amortization of purchased intangible assets	(3,062)	—	(3,062)	(1,539)	—	(1,539)
Stock-based compensation expense	(19,476)	—	(19,476)	—	—	—
Acquisition related expenses (c)	(2,014)	—	(2,014)	—	—	—
Strategic and financial restructuring expenses (d)	(3,760)	—	(3,760)	(5,170)	—	(5,170)
Adjustment to tax receivable agreement liability (f)	(6,215)	—	(6,215)	—	—	—
Equity in net income of unconsolidated affiliates	(16,976)	—	(16,976)	(11,968)	—	(11,968)
Deferred compensation plan expense	(1,972)	—	(1,972)	—	—	—

Operating income	302,052	(41,263)	260,789	372,667	(105,012)	267,655
Equity in net income of unconsolidated affiliates	16,976	—	16,976	11,968	—	11,968
Interest and investment income, net	1,019	—	1,019	965	—	965
Gain on sale of investment (e)	38,372	—	38,372	—	—	—
Other income (expense), net	1,907	—	1,907	(788)	—	(788)

Income before income taxes	$360,326	$(41,263)	$319,063	$384,812	$(105,012)	$279,800

(a)	Represents the adjustments related to the Reorganization and IPO described above.
(b)	Represents interest income, net, and realized gains and losses on our marketable securities.
(c)	Represents legal, accounting and other expenses related to acquisition activities.
(d)	Represents legal, accounting and other expenses directly related to strategic and financial restructuring expenses.
(e)	Represents the gain on sale of Global Healthcare Exchange, LLC, or GHX.
(f)	Represents adjustment to tax receivable agreement, or TRA, liability for the Premier LP change in tax accounting method approved by the Internal Revenue Service subsequent to the original recording of the TRA liability.
(g)	Represents gains and losses on investments and other assets.
(h)	Corporate consists of general and administrative corporate expenses that are not specific to either of our segments.

(5)	The table that follows shows the reconciliation of net income attributable to shareholders to non-GAAP pro forma Adjusted Fully Distributed Net Income for the periods presented (in thousands):

	Fiscal Year Ended June 30,
	2014	2013
Net income attributable to shareholders	$28,332	$7,376
Pro forma adjustment for revenue share post-IPO	(41,263)	(105,012)
Income tax expense	27,709	9,726
Stock-based compensation expense	19,476	—
Acquisition related expenses (a)	2,014	—
Strategic and financial restructuring expenses (b)	3,760	5,170
Gain on sale of investment (c)	(38,372)	—
Adjustment to tax receivable agreement liability	6,215	—
Amortization of purchased intangible assets	3,062	1,539
Net income attributable to noncontrolling interest in Premier LP (d)	303,336	369,189

Non-GAAP Pro forma fully distributed income before income taxes	314,269	287,988
Income tax expense on fully distributed income before income taxes (e)	125,708	115,195

Non-GAAP Pro Forma Adjusted Fully Distributed Net Income	$188,561	$172,793

(a)	Represents legal, accounting and other expenses related to acquisition activities.
(b)	Represents legal, accounting and other expenses directly related to strategic and financial restructuring expenses.
(c)	Represents the gain on sale of GHX.
(d)	Reflects the elimination of the noncontrolling interest in Premier LP as if all member owners of Premier LP had fully exchanged their Class B common units for shares of Class A common stock.
(e)	Reflects income tax expense at an estimated effective income tax rate of 40% of income before income taxes assuming the conversion of all Class B common units into shares of Class A common stock and the tax impact of excluding strategic and financial restructuring expenses.

Three Months Ended September 30, 2014 and 2013. The following table summarizes our actual and non-GAAP pro forma consolidated results of operations for the three months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,
	2014		2013
	Actual		Actual		Adjustments		Non-GAAP Pro Forma
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount		Amount	% of Net Revenue
Net revenue:
Net administrative fees	$106,523	46%	$143,576	60%	$(41,263	)(1)	$102,313	51%
Other services and support	59,221	26%	53,252	22%	—		53,252	27%

Services	165,744	72%	196,828	82%	(41,263)		155,565	78%
Products	63,564	28%	43,748	18%	—		43,748	22%

Net revenue	229,308	100%	240,576	100%	(41,263)		199,313	100%
Cost of revenue:
Services	32,764	14%	27,488	11%	—		27,488	14%
Products	57,257	25%	40,038	17%	—		40,038	20%

Cost of revenue	90,021	39%	67,526	28%	—		67,526	34%

Gross profit	139,287	61%	173,050	72%	(41,263)		131,787	66%
Operating expenses:
Selling, general and administrative	71,166	31%	62,643	26%	—		62,643	31%
Research and development	1,073	1%	852	—%	—		852	—%
Amortization of purchased intangible assets	903	—%	601	—%	—		601	—%

Total operating expenses	73,142	32%	64,096	27%	—		64,096	32%

Operating income	66,145	29%	108,954	45%	(41,263)		67,691	34%
Other income, net	4,553	2%	4,338	2%	—		4,338	2%

Income before income taxes	70,698	31%	113,292	47%	(41,263)		72,029	36%
Income tax expense	5,811	2%	764	—%	5,997	(2)	6,761	3%

Net income	64,887	28%	112,528	47%	(47,260)		65,268	33%
Net (income) loss attributable to noncontrolling interest in S2S Global	(798)	—%	210	—%	—		210	—%
Net income attributable to noncontrolling interest in Premier LP	(54,816)	(24)%	(113,214)	(47)%	57,691	(3)	(55,523)	(28)%

Net income attributable to noncontrolling interest	(55,614)	(24)%	(113,004)	(47)%	57,691		(55,313)	(28)%

Net income (loss) attributable to shareholders	$9,273	4%	$(476)	—%	$10,431		$9,955	5%

Adjustment of redeemable limited partners’ capital to redemption amount	$(382,657)	nm	$—	nm	$—		$—	nm

	Three Months Ended September 30,
	2014		2013
	Actual		Actual		Adjustments	Non-GAAP Pro Forma
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	Amount	% of Net Revenue
Net (loss) income attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount	$(373,384)	nm	$(476)	nm	nm	$9,955	nm

Adjusted EBITDA (4)	$90,518	39%	$124,334	52%	na	$83,071	42%
Adjusted Fully Distributed Net Income (5)	$47,765	21%	na	na	na	$45,089	23%

nm = Not meaningful

na  = Not applicable

(1)	Represents the impact related to the change in revenue share described above.
(2)	Represents the income tax impact of the Reorganization.
(3)	Represents the decrease in noncontrolling interest in Premier LP from 99% to approximately 78%.
(4)	The table that follows shows the reconciliation of net income to Adjusted EBITDA and the reconciliation of Segment Adjusted EBITDA to income before income taxes for the periods presented (in thousands):

	Three Months Ended September 30,
	2014	2013
	Actual	Actual	Adjustments(a)	Non-GAAP Pro Forma
Net income	$64,887	$112,528	$(47,260)	$65,268
Interest and investment income, net (b)	(191)	(220)	—	(220)
Income tax expense	5,811	764	5,997	6,761
Depreciation and amortization	10,308	8,356	—	8,356
Amortization of purchased intangible assets	903	601	—	601

EBITDA	81,718	122,029	(41,263)	80,766
Stock-based compensation	6,439	325	—	325
Acquisition related expenses (c)	1,278	142	—	142
Strategic and financial restructuring expenses (d)	96	1,842	—	1,842
Adjustment to tax receivable agreement liability (e)	(1,073)	—	—	—
Other (income) expense, net (f)	(5)	(4)	—	(4)
Acquisition related adjustment—deferred revenue (g)	2,065	—	—	—

Adjusted EBITDA	$90,518	$124,334	$(41,263)	$83,071
Segment Adjusted EBITDA:
Supply Chain Services	$91,268	$125,480	$(41,263)	$84,217
Performance Services	18,362	16,329	—	16,329
Corporate (h)	(19,112)	(17,475)	—	(17,475)

Adjusted EBITDA	$90,518	$124,334	$(41,263)	$83,071

	Three Months Ended September 30,
	2014	2013
	Actual	Actual	Adjustments (a)	Non-GAAP Pro Forma
Adjusted EBITDA	$90,518	$124,334	$(41,263)	$83,071
Depreciation and amortization	(10,308)	(8,356)	—	(8,356)
Amortization of purchased intangible assets	(903)	(601)	—	(601)
Stock-based compensation	(6,439)	(325)	—	(325)
Acquisition related expenses (c)	(1,278)	(142)	—	(142)
Strategic and financial restructuring expenses (d)	(96)	(1,842)	—	(1,842)
Adjustment to tax receivable agreement liability (e)	1,073	—	—	—
Acquisition related adjustment—deferred revenue (g)	(2,065)	—	—	—
Equity in net income of unconsolidated affiliates	(4,866)	(4,114)	—	(4,114)
Deferred compensation plan expense	509	—	—	—

Operating income	66,145	108,954	(41,263)	67,691

Equity in net income of unconsolidated affiliates	4,866	4,114	—	4,114
Interest and investment income, net (b)	191	220	—	220
Other (expense) income, net (f)	(504)	4	—	4

Income before income taxes	$70,698	$113,292	$(41,263)	$72,029

(a)	Represents the adjustments related to the Reorganization and IPO described above.
(b)	Represents interest income, net, and realized gains and losses on our marketable securities.
(c)	Represents legal, accounting and other expenses related to acquisition activities.
(d)	Represents legal, accounting and other expenses directly related to strategic and financial restructuring expenses.
(e)	Represents adjustment to tax receivable agreement liability due to impact of departing member owners during the three months ended September 30, 2014.
(f)	Represents gains and losses on investments and other assets.
(g)	Represents non-cash adjustment to deferred revenue of acquired entities. Business combination accounting rules require us to account for the fair values of software license updates and product support contracts and hardware systems support contracts assumed in connection with our acquisitions. Because these support contracts are typically one year in duration, our GAAP revenues for the one year period subsequent to our acquisition of a business do not reflect the full amount of support revenues on these assumed support contracts that would have otherwise been recorded by the acquired entity. The non-GAAP adjustment to our software license updates and product support revenues is intended to include, and thus reflect, the full amount of such revenues.
(h)	Corporate consists of general and administrative corporate expenses that are not specific to either of our segments.

(5)	The table that follows shows the reconciliation of net income (loss) attributable to shareholders to non-GAAP pro forma Adjusted Fully Distributed Net Income for the periods presented (in thousands):

	Three Months Ended September 30,
	2014	2013
Net income (loss) attributable to shareholders	$9,273	$(476)
Pro forma adjustment for revenue share post-IPO	—	(41,263)
Income tax expense	5,811	764
Stock-based compensation	6,439	325
Acquisition related expenses (a)	1,278	142
Strategic and financial restructuring expenses (b)	96	1,842
Adjustment to tax receivable agreement liability	(1,073)	—
Acquisition related adjustment—deferred revenue	2,065	—
Amortization of purchased intangible assets	903	601
Net income attributable to noncontrolling interest in Premier LP (c)	54,816	113,214

Non-GAAP pro forma fully distributed income before income taxes	79,608	75,149
Income tax expense on fully distributed income before income taxes (d)	31,843	30,060

Non-GAAP Pro Forma Adjusted Fully Distributed Net Income	$47,765	$45,089

(a)	Represents legal, accounting and other expenses related to acquisition activities.
(b)	Represents legal, accounting and other expenses directly related to strategic and financial restructuring expenses.
(c)	Reflects the elimination of the noncontrolling interest in Premier LP as if all member owners of Premier LP had fully exchanged their Class B common units for shares of Class A common stock.
(d)	Reflects income tax expense at an estimated effective income tax rate of 40% of income before income taxes assuming the conversion of all Class B common units into shares of Class A common stock and the tax impact of excluding strategic and financial restructuring expenses.

RISK FACTORS

Investing in our securities involves risks. Before investing in our Class A common stock offered pursuant to this prospectus supplement and the accompanying prospectuses, you should consider carefully the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended June 30, 2014, as well as the risks, uncertainties and additional information set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement. The risks and uncertainties we discuss in this prospectus supplement, the accompanying prospectuses and in the documents incorporated by reference in this prospectus supplement are those that we currently believe may materially affect our company and your investment in our Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects and could result in a loss of all or part of your investment in the offered securities. Please also refer to the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus supplement and the accompanying prospectuses that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	competition which could limit our ability to maintain or expand market share within our industry;

•	consolidation in the healthcare industry;

•	potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected;

•	the terminability of member participation in our GPO programs with limited or no notice;

•	the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment;

•	the rate at which the markets for our non-GPO services and products develop;

•	the dependency of our members on payments from third-party payers;

•	our reliance on administrative fees which we receive from GPO suppliers;

•	our ability to maintain third-party provider and strategic alliances or enter into new alliances;

•	our ability to offer new and innovative products and services;

•	the portion of revenues we receive from our largest members;

•	risks and expenses related to future acquisition opportunities and integration of acquisitions;

•	potential litigation;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures;

•	the consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	our reliance on partners and other third parties;

•	our use of “open source” software;

•	changes in industry pricing benchmarks;

•	any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market;

•	our ability to maintain and expand our existing base of drugs in our specialty pharmacy;

•	our dependency on contract manufacturing facilities located in various parts of the world;

•	our ability to attract, hire, integrate and retain key personnel;

•	adequate protection of our intellectual property;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	potential sales and use tax liability in certain jurisdictions;

•	our future indebtedness and our ability to obtain additional financing;

•	fluctuation of our cash flows, quarterly revenues and results of operations;

•	changes in the political, economic or regulatory healthcare environment;

•	our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims;

•	interpretation and enforcement of current or future antitrust laws and regulations;

•	potential healthcare reform and new regulatory requirements placed on our software, services and content;

•	compliance with federal and state privacy, security and breach notification laws, product safety concerns and regulation;

•	our holding company structure;

•	different interests among our member owners or between us and our member owners;

•	our ability to effectively deploy the net proceeds from future issuances of our Class A common stock or debt securities;

•	the ability of our member owners to exercise significant control over us, including through the election of all of our directors;

•	our status as a “controlled company” within the meaning of the NASDAQ rules;

•	the terms of agreements between us and our member owners;

•	payments made under the tax receivable agreements to Premier LP’s limited partners;

•	our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners;

•	changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income;

•	the dilutive effect of Premier LP’s issuance of additional units or future issuances of our Class A common stock and/or preferred stock;

•	provisions in our certificate of incorporation and bylaws and Premier LP’s limited partnership agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company;

•	any determination that we are an investment company;

•	the requirements of being a newly public company and our inexperience and limited operating history as a publicly-traded company;

•	failure to establish and maintain an effective system of internal controls;

•	the impact of reduced disclosure requirements applicable to emerging growth companies;

•	our smaller public float;

•	any downgrade in securities or industry analysts’ recommendations about our business or Class A common stock;

•	the volatility of our Class A common stock price;

•	the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances;

•	our intention not to pay cash dividends on our Class A common stock;

•	possible future issuances of debt securities; and

•	such other factors described in more detail in (1) the “Risk Factors” section of this prospectus supplement and (2) “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2014, as updated by our subsequent filings with the SEC.

More information on potential factors that could affect our financial results is described in the “Prospectus Supplement Summary” section of this prospectus supplement and is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” sections of our periodic and current filings with the SEC, which are available on our website at http://investors.premierinc.com/. Information on our website is not incorporated into this prospectus supplement, and should not be relied upon in determining whether to make an investment in the Class A common stock. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

If the underwriters exercise in full their option to purchase additional shares of our Class A common stock from us, the net proceeds to us would be approximately $            million after deducting the underwriting discounts and commissions and other offering expenses. We expect to contribute the net proceeds from such sale to Premier LP. We expect Premier LP to subsequently use such net proceeds for general corporate purposes.

MATTERS REGARDING OUR CLASS A COMMON STOCK

Our Class A common stock has been publicly traded on the NASDAQ Global Select Market under the ticker symbol “PINC” since September 26, 2013. Prior to that date, there was no public trading market for our Class A common stock.

Market Price of Class A Common Stock

The following table sets forth, for the periods indicated, the high and low prices of our Class A common stock on the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ending June 30, 2014
Second Quarter (beginning September 26, 2013)	$38.51	$29.30
Third Quarter	$38.87	$32.04
Fourth Quarter	$35.00	$26.52
Fiscal Year Ending June 30, 2015
First Quarter	$32.98	$27.95
Second Quarter (through November 11, 2014)	$34.28	$29.29

On November 11, 2014, the last reported sale price of our Class A common stock on NASDAQ was $31.25 per share. As of November 6, 2014, there were 37,076,235 shares of our Class A common stock outstanding.

Dividend Policy

We have not paid any dividends since our IPO. We currently intend to continue to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends on our Class A common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, earnings, general business conditions, restrictions imposed by our current and any future financing arrangements, legal restrictions on the payment of dividends and other factors our board of directors deems relevant. Our current credit facilities include restrictions on our ability to pay dividends.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

SELLING STOCKHOLDERS

This prospectus supplement relates to the resale of 3,709,394 shares of our Class A common stock by the selling stockholders named below. The following table sets forth information with respect to the current beneficial ownership of the selling stockholders with respect to shares of our Class A common stock, the number of shares of our Class A common stock being offered hereby by each selling stockholder and information with respect to shares of Class A common stock to be beneficially owned by the selling stockholder after completion of this offering. The percentages in the following table reflect the shares of Class A common stock beneficially owned by the selling stockholders after this offering as a percentage of the total number of shares of our Class A common stock issued and outstanding as of November 6, 2014. As of November 6, 2014, there were 37,076,235 shares of our Class A common stock issued and outstanding.

The amounts and percentages of shares of Class A common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnote below, the beneficial owner has sole voting and investment power with respect to the indicated shares of common stock. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering(1)
Selling Stockholder			Number	%
Albert Einstein Healthcare Network	74,749	74,749	—	*
Aurora Health Care, Inc. (2)	219,304	219,304	—	*
BayCare Health System, Inc.	91,919	91,919	—	*
Cumberland Medical Center, Inc.	8,249	8,249	—	*
Doctors Community Hospital	20,769	20,769	—	*
FirstHealth of the Carolinas, Inc.	38,910	38,910	—	*
GNYHA Purchasing Alliance, LLC	1,264,600	1,264,600	—	*
Halifax Regional Medical Center, Inc.	9,173	9,173	—	*
Healthcomp Inc.	170,000	170,000	—	*
Heartland Regional Medical Center d/b/a Heartland Health	55,846	55,846	—	*
Henderson County Hospital Corporation d/b/a Margaret R. Pardee Memorial Hospital	16,116	16,116	—	*
Henry Ford Health System	167,317	167,317	—	*
Herbert J. Thomas Memorial Hospital Association	26,064	26,064	—	*
Johnston Memorial Hospital, Inc.	18,371	18,371	—	*
Laughlin Memorial Hospital, Inc.	7,596	7,596	—	*
Lenoir Health Services, Inc.	11,718	11,718	—	*

	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering(1)
Selling Stockholder			Number	%
Marshfield Clinic, Inc.	3,936	3,936	—	*
Mercy Health Services, Inc.	33,438	33,438	—	*
Mission Health System, Inc.	88,246	88,246	—	*
Mississippi Baptist Health Systems, Inc.	36,999	36,999	—	*
Mountain States Health Alliance (2)	76,890	76,890	—	*
Peninsula Regional Medical Center	48,207	48,207	—	*
Seagate Alliance LLC	85,567	85,567	—	*
Smyth County Community Hospital	8,015	8,015	—	*
Southcoast Health System	17,840	17,840	—	*
St. Anthony’s Medical Center	35,519	35,519	—	*
TJUH System	67,522	67,522	—	*
Tanner Medical Center, Inc.	26,184	26,184	—	*
The Charlotte-Mecklenburg Hospital Authority d/b/a Carolinas HealthCare System	254,063	254,063	—	*
Tufts Medical Center, Inc.	28,909	28,909	—	*
UHS of Delaware, Inc.	372,113	372,113	—	*
Watauga Medical Center, Inc.	13,936	13,936	—	*
Weirton Medical Center, Inc.	11,999	11,999	—	*
Winter Haven Hospital, Inc.	18,878	18,878	—	*
Yankee Alliance, Inc.	31,530	31,530	—	*
Yankee Alliance, LLC	159,616	159,616	—	*
Yankee Alliance Supply Chain Solutions, LLC	89,286	89,286	—	*

Total	3,709,394	3,709,394	—	*

*	Represents less than 1.0%.
(1)	We have granted the underwriters a 30-day option to purchase up to an additional 370,939 shares of Class A common stock from us. Accordingly, shares beneficially owned after the offering by the selling stockholders will not be affected by the underwriters’ decision to exercise its option to purchase additional shares of Class A common stock from us.
(2)	An executive officer of the selling stockholder previously served as member of the Board of Directors of Premier or one of our predecessors or affiliates.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of certain U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our Class A common stock, and applies if you (1) purchase our Class A common stock in this offering, (2) will hold the Class A common stock as a capital asset for tax purposes and (3) are a “non-U.S. Holder.” You are a non-U.S. Holder if you are a beneficial owner of shares of our Class A common stock other than:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our Class A common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former citizen or long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non- U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN or W-8BEN-E, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our Class A common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution to the extent not constituting a dividend will be treated first as reducing your basis in your shares of our Class A common stock and, to the extent it exceeds your basis, as capital gain (which will be taxed as described under “—Sale or Other Disposition of Our Class A Common Stock” below).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected earnings and profits may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Our Class A Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become) at any time within the shorter of the five-year period ending on the date of disposition or your holding period for our Class A common stock and, provided that our Class A common stock is regularly traded on an established securities market, you hold or have held, directly or indirectly, more than 5% of our Class A common stock at any time during the applicable period.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) also may apply to your effectively connected earnings and profits. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty, exchange of information treaty or other agreement.

Under certain circumstances, the United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our Class A common stock if you provide proper certification of your status as a non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our Class A common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Legislation Affecting Taxation of Class A Common Stock Held By or Through Foreign Entities

In addition to the withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”), generally imposes a withholding tax of 30% on dividends paid with respect to our Class A common stock and on the gross proceeds of a sale or other disposition of our Class A common stock, if the payments are made to a foreign entity, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Recently finalized U.S. Treasury regulations delay the implementation of withholding under FATCA with respect to payments of gross proceeds until after December 31, 2016.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in the Code) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined in the Code) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder of our Class A common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. Holders should consult their own tax advisors regarding the implications of this legislation on their investment in our Class A common stock.

U.S. Federal Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

UNDERWRITING

The selling stockholders are offering the shares of Class A common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters and the selling stockholders. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Raymond James & Associates, Inc.
SunTrust Robinson Humphrey, Inc.
William Blair & Company, L.L.C.

Total	3,709,394

The underwriters are committed to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per share under the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 370,939 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholder per share of Class A common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by us	$	$	$
Paid by the selling stockholders	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $835,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

The selling stockholders have agreed that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our Class A common stock or any securities convertible into or exchangeable or exercisable for shares of Class A common stock , whether now owned or hereafter acquired by such selling stockholder or with respect to which the selling stockholder has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Class A common stock or any such other securities, whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement, in each case other than the shares of our Class A common stock to be sold by the selling stockholder in connection herewith.

In addition, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exercisable or exchangeable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any such other securities (regardless of whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement, other than (A) the shares of Class A common stock to be sold in this offering and the Class A common units of Premier LP to be acquired by us using the proceeds, if any, that we receive from the underwriters’ exercise of their option to purchase additional shares of our Class A common stock, and our contribution of such units to Premier Services, LLC, (B) stock options, restricted stock, restricted stock units, performance share awards or other equity-based awards granted pursuant to (I) our stock-based compensation plans or those of any of our subsidiaries, which we refer to as Company Stock Plans, or certain other equity incentive plans, or (II) an equity-based inducement award in connection with the appointment or employment of any of our directors or officers or those of any of our subsidiaries, which we refer to as an Inducement Award, provided that such awards granted pursuant to (B)(I) and (B)(II) cannot vest during the 60-day period referred to above, (C) any shares of our Class A common stock issued upon the exercise of options or the vesting of restricted stock or restricted stock units, in each case that are outstanding on the closing date of this offering, (D) the filing by us of any registration statement on Form S-8 with the SEC relating to the offering of shares of Class A common stock pursuant to (I) Company Stock Plans or certain other equity incentive plans, or (II) an Inducement Award, (E) the distribution of any materials pursuant to, required by, or in connection with our obligations under the Exchange Agreement or the Registration Rights Agreement and (F) the entry into an agreement providing for, or the filing by us of any registration statement on Form S-4 with the SEC in connection with, the issuance by us of shares of Class A common stock, or securities convertible into or exercisable or exchangeable for Class A common stock, in connection with any (1) mergers or other business combinations, (2) acquisition of securities, businesses, properties or other assets of another person or entity, (3) debt financings or (4) strategic investments (including joint ventures or partnerships) and, in each case, the issuance of such shares or securities pursuant to any such agreement; provided, that the aggregate number of shares of Class A common stock or securities convertible into or exercisable or exchangeable for Class A common stock (on an as-converted or as-exercised basis, as the case may be) that we can sell or issue or agree to sell or issue pursuant to (F) cannot exceed 15% of the total number of shares of our Class A common stock and Class B common stock issued and outstanding immediately following the completion of this offering; and provided further, that each recipient of such shares of Class A common stock or securities convertible into or exercisable or exchangeable for Class A common stock pursuant to (F) or an Inducement Award shall execute a “lock-up” agreement substantially in the form provided for in the underwriting agreement and we must enter stop transfer instructions consistent with the terms of such “lock-up” agreement with our transfer agent and registrar on such shares or securities, which we have agreed we will not waive or amend without the prior written consent of the representatives.

Our directors and officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 60 days after the date of this prospectus supplement, will not, without the prior written consent of the representatives of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock, Class B common units of Premier LP or such other securities which may be deemed to be beneficially owned by such directors and officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock, in each case other than, (A) transfers of shares of Class A common stock or such other securities as a bona fide gift or gifts, (B) transfers or dispositions of shares of Class A common stock or such other securities to a charitable entity or to immediate family or to any trust formed for the direct or indirect benefit of such individual or the immediate family of such individual in a transaction not involving a disposition for value, (C) transfers or dispositions of shares of Class A common stock or such other securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such individual, and (D) transfers or distributions of Class A common stock made by such individual, if such individual is a corporation, partnership, limited liability company or other business entity, to (i) any entity that is controlled by, controls or is under common control with such entity, (ii) the general or limited partners, members, stockholders or wholly-owned subsidiaries of such entity, or (iii) if such entity is a trust, to the trustee or beneficiary of the trust; provided that in the case of any transfer, disposition or distribution pursuant to (A), (B), (C) or (D) above, each transferee, donee or distributee shall execute and deliver to the representatives of the underwriters a “lock-up” agreement in the form provided for in the underwriting agreement; and provided, further, that in the case of any transfer, disposition or distribution pursuant to (A), (B), (C) or (D) above, no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other public announcement can be required or can be made voluntarily in connection with such transfer, disposition or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). Furthermore, notwithstanding the above restrictions, our directors or executive officers may, without the prior written consent of the representatives on behalf of the underwriters, (1) transfer Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock to us pursuant to any contractual arrangement in effect on the date of the “lock-up” agreement that provides for the repurchase of Class A common stock or such other securities by us or in connection with the termination of employment with us, (2) transfer shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (3) establish a written trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of Class A common stock, provided that such plan does not provide for any transfers of Class A common stock during the 60-day period referred to above, (4) transfer or dispose of shares of Class A common stock acquired in open market transactions following the completion of this offering, and (5) transfer shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock to us upon a vesting event of our securities or upon the exercise of options to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations in connection with such vesting or exercise; provided that in the case of (2), (3) and (4) above, no filing by any party under the Exchange Act, or other public announcement can be required or can be made voluntarily in connection with such transfer or, in the case of (3), the establishment of such written trading plan (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order”, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Premier or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A common stock must observe such Australian on-sale restrictions.

This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, Citibank, N.A. and SunTrust Bank, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc., respectively, are lenders under our unsecured credit facility. Under such facility, JPMorgan Chase Bank, N.A., Citibank, N.A. and SunTrust Bank serve as co-documentation agents, Bank of America, N.A. serves as syndication agent and Wells Fargo Bank, National Association, serves as administrative agent and is a letter of credit issuer. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC each served as a joint lead arranger and joint book manager for such facility. In addition, Wells Fargo Bank, National Association, serves as the lender under the S2S Global revolving line of credit, the transfer agent and registrar for shares of our Class A common stock, and will serve as the custodian of the Class A common stock to be sold by the selling stockholders in this offering. Wells Fargo Delaware Trust Company, N.A., an affiliate of Wells Fargo Securities, LLC, is also acting as the trustee of the voting trust formed by the voting trust agreement. Lloyd H. Dean, one of our directors, is a director of Wells Fargo & Company, the parent company of Wells Fargo Securities, LLC. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room.

Statements contained in this prospectus supplement and the accompanying prospectuses as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statements of which the accompanying prospectuses form a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus supplement, you should refer to the registration statements and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended June 30, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2014 from our Definitive Proxy Statement on Schedule 14A dated October 22, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	our Current Reports on Form 8-K filed with the SEC on August 5 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof), August 28 (solely with respect to Item 8.01 thereof), and November 3, 2014; and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of any securities covered by this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement and any previously filed documents. This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus supplement. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus supplement.

Copies of all documents which are incorporated by reference in this prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus supplement, to whom this prospectus supplement is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary, 13034 Ballantyne Corporate Place, Charlotte, NC 28277, telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at

www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus supplement, the accompanying prospectuses or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus supplement and certain legal matters in connection with this offering will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Premier, Inc., appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements and schedule are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

111,866,539 Shares

CLASS A COMMON STOCK

This prospectus relates to the possible resale from time to time by the selling stockholders named in this prospectus of up to 111,866,539 shares of our Class A common stock that may be issued in exchange for Class B common units of limited partnership, or Class B common units, in Premier Healthcare Alliance, L.P., or Premier LP., together with an equal number of shares of our Class B common stock, pursuant to certain contractual rights of the limited partners of Premier LP. Our wholly-owned subsidiary, Premier Services, LLC, is the general partner of Premier LP.

We are registering the shares of our Class A common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our Class A common stock covered by this prospectus does not necessarily mean that any of the holders of Class B common units will request that Premier LP exchange their Class B common units, that upon any such exchange we will elect, in the sole and absolute discretion of the audit and compliance committee of our board of directors, to exchange some or all of the Class B common units tendered for exchange for Class A common stock, or that any shares of our Class A common stock received in exchange for Class B common units will be sold by the selling stockholders. The Class B common units (and corresponding shares of our Class B common stock) that may be exchanged by the selling stockholders were issued as part of our reorganization that was effected on October 1, 2013, in connection with our initial public offering. Commencing on October 31, 2014, and during each year thereafter for a period of seven years, holders of Class B common units will generally have the cumulative right to exchange up to one-seventh of their initial allocation of Class B common units (as well as any additional Class B common units purchased by such holders pursuant to their right of first refusal) for shares of our Class A common stock. This exchange right can be exercised on a quarterly basis.

We are not selling any of our Class A common stock pursuant to this prospectus and we will not receive any proceeds from the resale of shares of Class A common stock from time to time by such holders, but we have agreed to pay certain registration expenses. Selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. See “Selling Stockholders” and “Plan of Distribution.”

Our Class A common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PINC.” On November 11, 2014, the last reported sales price of our common stock on NASDAQ was $31.25 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and on page 2 of this prospectus before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2014

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration statement, selling stockholders may offer and sell the shares of our Class A common stock covered by this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In connection with offerings by selling stockholders, we may file one or more prospectus supplements that would contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We and the selling shareholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any such person. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed materially since any of those dates. To the extent there is a conflict or inconsistency between the information contained in this prospectus and any

(i)

prospectus supplement we may authorize to be delivered to you, you should rely on the information in the prospectus supplement, except that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any applicable prospectus supplements we may authorize to be delivered to you, includes all material information relating to this offering.

(ii)

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus as Premier LP.

Company Overview

We are a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, we enable better care and outcomes at a lower cost. We believe that we play a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health software-as-a-service (SaaS) informatics products, advisory services and performance improvement collaborative programs.

As of September 30, 2014, we were controlled by 177 U.S. hospitals, health systems and other healthcare organizations, which we refer to as our member owners, that represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations. Our current membership base includes many of the country’s most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our Class A common stock is generally held by the public and our Class B common stock is held by the limited partners of Premier LP (also referred to as our member owners).

As a member-controlled healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

Corporate Structure and Information

We were incorporated on May 14, 2013 under the laws of the State of Delaware. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2014, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 22% controlling general partner interest in Premier LP and our member owners held an approximately 78% limited partner interest in Premier LP.

Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

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RISK FACTORS

Investing in our securities involves risks. Before investing in our Class A common stock offered pursuant to this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC, as well as the risks, uncertainties and additional information (i) discussed below, (ii) set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (iii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company and your investment in our Class A common stock. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: competition which could limit our ability to maintain or expand market share within our industry, consolidation in the healthcare industry, potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected, the terminability of member participation in our group purchasing organization, or GPO, programs with limited or no notice, the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment, the rate at which the markets for our non-GPO services and products develop, the dependency of our members on payments from third-party payers, our reliance on administrative fees which we receive from GPO suppliers, our ability to maintain third-party provider and strategic alliances or enter into new alliances, our ability to offer new and innovative products and services, the portion of revenues we receive from our largest members, risks and expenses related to future acquisition opportunities and integration of acquisitions, potential litigation, our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users, data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures, the consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties, our ability to use, disclose, de-identify or license data and to integrate third-party technologies, our reliance on partners and other third parties, our use of “open source” software, changes in industry pricing benchmarks, any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market, our ability to maintain and expand our existing base of drugs in our specialty pharmacy, our dependency on contract manufacturing facilities located in various parts of the world, our ability to attract, hire, integrate and retain key personnel, adequate protection of our intellectual property, any alleged infringement, misappropriation or violation of third-party proprietary rights, potential sales and use tax liability in certain jurisdictions, our future indebtedness and our ability to obtain additional financing, fluctuation of our cash flows, quarterly revenues and

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results of operations, changes in the political, economic or regulatory healthcare environment, our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims, interpretation and enforcement of current or future antitrust laws and regulations, potential healthcare reform and new regulatory requirements placed on our software, services and content, compliance with federal and state privacy, security and breach notification laws, product safety concerns and regulation, our holding company structure, different interests among our member owners or between us and our member owners, our ability to effectively deploy the net proceeds from future issuances of our Class A common stock or debt securities, the ability of our member owners to exercise significant control over us, including through the election of all of our directors, our status as a “controlled company” within the meaning of the NASDAQ rules, the terms of agreements between us and our member owners, payments made under the tax receivable agreements to Premier LP’s limited partners, our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners, changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income, the dilutive effect of Premier LP’s issuance of additional units or future issuances of our common stock and/or preferred stock, provisions in our certificate of incorporation and bylaws and Premier LP’s limited partnership agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company, any determination that we are an investment company, the requirements of being a newly public company, our inexperience and limited operating history as a publicly-traded company, failure to establish and maintain an effective system of internal controls, the impact of reduced disclosure requirements applicable to emerging growth companies, our smaller public float, any downgrade in securities or industry analysts’ recommendations about our business or Class A common stock, the volatility of our Class A common stock price, the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances, our intention not to pay cash dividends on our Class A common stock, possible future issuances of debt securities and the risk factors discussed under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement or any document incorporated herein or therein.

More information on potential factors that could affect our financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic and current filings with the SEC and which are available on our website at http://investors.Premierinc.com/. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

USE OF PROCEEDS

We are filing the registration statement, of which this prospectus forms a part, pursuant to our contractual obligation to the holders of our Class B common units named in the section entitled “Selling Stockholders.” We are not selling any shares of our Class A common stock under this prospectus, and we will not receive any of the proceeds from the resale of shares of our Class A common stock from time to time by such selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our Class A common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, Financial Industry Regulatory Authority, or FINRA, fees, NASDAQ listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 50,000,000 shares of preferred stock, par value $0.01 per share, 500,000,000 shares of Class A common stock, par value $0.01 per share, and 600,000,000 shares of Class B common stock, par value $0.000001 per share. To date we have issued, and unless our board of directors determines otherwise, we expect to continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata, based on the number of shares of Class A common stock held, our remaining assets available for distribution.

The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation or bylaws must be approved by 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. The holders of our Class B common stock have entered into a Voting Trust Agreement, or the Class B VTA, by which a trustee acts on behalf of such holders for purposes of voting their shares. See “Certain Contractual Arrangements with Selling Stockholders—Voting Trust Agreement.”

Other than dividends payable in shares of our common stock, holders of shares of our Class B common stock are not entitled to receive dividends or to receive a distribution upon our dissolution or liquidation.

The holders of our Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.

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Our Class B common stock is not listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred. See “Certain Contractual Agreements with Selling Stockholders—Amended and Restated Limited Partnership Agreement of Premier LP.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any such series thereof, including the liquidation preferences, dividend rights and voting rights. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ, which will apply so long as the shares of Class A common stock remain listed on the NASDAQ, require stockholder approval of certain issuances of Class A common stock (including any securities convertible into Class A common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated or associated with the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such entity or person is an interested stockholder. Section 203 defines “business combination” to include: (i) any merger or consolidation involving the corporation or a majority-owned subsidiary of the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or a majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

A Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out, and do not currently intend to opt out, of this provision. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance of such acquisition with our board of directors because the stockholder approval requirement referenced above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions could prohibit or delay mergers or other takeover or change of control attempts and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Anti-takeover Effects of Our Organizational Documents

Certain provisions of our certificate of incorporation and our bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares of Class A common stock. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions help protect us against an unsolicited proposal for a takeover of us that might affect the long-term value of our Class A common stock or that may not be otherwise in the best interests of our stockholders. For example, our certificate of incorporation and our bylaws:

•	divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

•	do not permit stockholders to take action by written consent other than during the period following our initial public offering in which we qualify as a “controlled company” within the meaning of NASDAQ rules,

•	provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

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•	require advance notice be given by stockholders for any stockholder proposals or director nominations,

•	require a super-majority vote of the stockholders to amend our certificate of incorporation, and

•	allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2⁄3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market, under the symbol “PINC.”

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CERTAIN CONTRACTUAL ARRANGEMENTS WITH SELLING STOCKHOLDERS

In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Premier LP and the member owners. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Amended and Restated Limited Partnership Agreement of Premier LP

General Partner and Daily Operations. Under the Amended and Restated Limited Partnership Agreement of Premier LP, entered into as of September 25, 2013 and effective as of October 1, 2013, as amended on January 27, 2014, or the LP Agreement, Premier GP, of which we are the sole member, is the general partner of Premier LP. As the general partner of Premier LP, Premier GP is generally able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Premier LP.

Member Owner Approval Rights. Notwithstanding the grant of authority to Premier GP described above, the prior written consent of a majority in interest of each class of ownership interests held by the limited partners of Premier LP is required to approve any merger of Premier LP. In addition, so long as the member owners in the aggregate continue to own 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering on October 1, 2013, the approval of a majority in interest of the member owners is required to approve the following actions of Premier LP:

•	amending any provision of the LP Agreement, other than to reflect changes in ownership permitted under other provisions, and

•	dissolving, liquidating or winding up of the partnership.

Compensation. Premier GP does not receive compensation for its services as general partner.

Classes of Units. Premier LP has two classes of units. The Class A common units are held by Premier GP. Any Class B common units we acquire will automatically convert to Class A common units when contributed to Premier GP. The Class B common units are held by the member owners and any new limited partners admitted to Premier LP. The Class A common units and the Class B common units, as a class, have equal rights to allocation of net income and net losses and to cash distributions, in proportion to units held. Net income and net losses, as well as cash distributions, are allocated to individual Class B common unit holders as described below. It is intended that the number of issued and outstanding Class A common units and the Class B common units will at all times exactly match the number of issued and outstanding shares of Class A common stock and Class B common stock, respectively. Premier GP may issue additional Class A common units and Class B common units or establish and issue other classes of units, other ownership interests in Premier LP or other Premier LP securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future securities, as Premier GP may determine from time to time in its sole discretion, without the vote or consent of any limited partner or any other person.

Repurchases of Class B Common Units. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the Exchange Agreement (discussed below) (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related

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entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner’s Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. The Class B common unit redemption amount will be paid, at the sole discretion of Premier GP, by delivering (i) a five-year, unsecured, non-interest bearing term promissory note in favor of such limited partner, (ii) a cashier’s check or wire transfer of immediately available funds in an amount equal to the present value of the Class B common unit redemption amount otherwise payable upon the maturity of the promissory note described in clause (i) above, or (iii) payment on such other terms mutually agreed upon by Premier GP and such limited partner. In addition, if one of the terminating events described above occurs, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event. See “— Exchange Agreement” below.

Distributions and Allocations of Net Profit and Net Loss. Premier LP taxable income consists primarily of Premier LP’s group purchasing income and any dividends that Premier LP receives from its corporate subsidiaries. This taxable income is allocated on a quarterly basis among Premier GP and the holders of Class B common units in the aggregate in proportion to the number of units held. Subject to any applicable restrictions under applicable law or under the terms of its financing agreements, Premier LP will make quarterly cash distributions in the aggregate equal to Premier LP’s total taxable income for such fiscal quarter multiplied by our effective corporate income tax rate. Premier GP has discretion to cause Premier LP to make additional cash distributions. The portion of Premier LP’s taxable income for the fiscal quarter that is allocated to the holders of Class B common units in the aggregate is allocated among such holders in two tranches, Tranche A and Tranche B.

Tranche A consists of the cash distributions made to holders of Class B common units in the aggregate (other than any discretionary cash distributions designated by Premier GP as Tranche B funds) and is tentatively divided among such holders in proportion to the relative participation during the quarter of each such holder (and such holder’s member facilities, as applicable) with all Premier business units for which separate revenue is calculated by Premier LP in the ordinary course, computed as if no Class B common units had been exchanged by any such holder under the Exchange Agreement since our initial public offering. We refer to such allocation as the “Tentative Tranche A Allocation.” In order to align Tranche A income allocations attributable to Premier LP’s GPO business unit with the activity that generates such income, Tranche A income derived from relative participation with Premier LP’s GPO business unit is allocated separately from Tranche A income derived from relative participation with Premier LP’s other business units. Relative participation is measured by attribution of gross revenues of each business unit, weighted by relative revenue factors for each business unit that are determined prospectively by Premier GP and communicated to the holders of Class B common units on or before the beginning of each fiscal year. The Tentative Tranche A Allocation to each holder of Class B common units is then increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering multiplied by such holder’s cumulative net acquisitions from other holders or dispositions of Class B common units since the completion of our initial public offering. This adjusted allocation, or the “Adjusted Tranche A Allocation,” is paid to each holder of Class B common units in cash within 60 days after the end of each quarter.

Tranche B consists of all of the remaining net profit or net loss allocated to the holders of Class B common units in the aggregate for the fiscal quarter and is allocated among such holders in proportion to units held (subject to any offset as described in the paragraph immediately below). It is not anticipated that any of the Tranche B allocation will be distributed, unless Premier GP designates a portion of any discretionary distributions as Tranche B funds in which event each holder of Class B common units will be paid its proportionate share of such discretionary distribution in cash, based on units held. Any Tranche B net profit or net loss not distributed is instead retained by Premier LP for working capital purposes and to fund future expansion.

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In the event that any holder of Class B common units has a reduction in its Tentative Tranche A Allocation for any quarter that exceeds the amount of such Tentative Tranche A Allocation, such excess being referred to as an “Excess Downward Adjustment,” then (i) such holder’s Adjusted Tranche A Allocation for such quarter will be equal to zero, (ii) Premier LP will provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such quarter in full, (iii) such holder’s Tranche B allocation will be reduced by the amount of the Excess Downward Adjustment, and (iv) such holder will be required to make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment (and Premier GP can offset such required capital contribution against revenue share otherwise due to such holder under the GPO participation agreement, until paid in full).

Transfer Restrictions. Premier GP may transfer its Class A common units without the consent of the limited partners. The LP Agreement generally prohibits transfers of Class B common units by the limited partners, except with consent of Premier GP or pursuant to the Exchange Agreement. Under no circumstances may any Class B common units be transferred to a business that competes with Premier LP anywhere in the United States.

Additional Partners. Except for a transferee that receives units from Premier GP or pursuant to the Exchange Agreement, a new limited partner may be admitted only upon the approval of Premier GP in its sole discretion. Admission of a new limited partner is conditioned upon the execution of a joinder to the LP Agreement. Each new limited partner will be required to enter into the Exchange Agreement, the Class B VTA (described below) and certain other agreements as provided in the LP Agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the Exchange Agreement, whereby each limited partner may exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such limited partner pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014 (which right shall be cumulative)). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP and make a capital contribution to Premier LP in an amount equal to 1% of the new limited partner’s projected annual purchasing volume under its GPO participation agreement, which projection shall be determined by Premier GP in its sole discretion.

Dissolution. The LP Agreement provides that Premier GP may decide to dissolve Premier LP, subject to approval by the partners holding two-thirds of the units, provided, if the member owners in the aggregate continue to own at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, the consent of member owners holding a majority of the units held by such member owners shall also be required. In addition to a voluntary dissolution, Premier LP will be dissolved upon the entry of a decree of judicial dissolution in accordance with California law or upon the disposition of all its assets.

Confidentiality. Each partner agrees to maintain as confidential all non-public information pursuant to the LP Agreement or otherwise regarding Premier LP and its business, except with the consent of Premier GP or as required by law or judicial process. Limited disclosure may be made to agents, representatives or employees on a confidential basis or as necessary to enforce rights under the LP Agreement.

Amendment. All amendments to the LP Agreement must be approved by Premier GP. Such amendments must also be approved by a majority in interest of the units held by the limited partners if the amendment would reduce the limited partners’ interests or allocation of economic benefits or would increase the limited partners’ obligations to make capital contributions or with respect to other liabilities, unless all partners are treated ratably and the amendment is made to reflect the issuance of additional units or acceptance of a new limited partner. For so long as the member owners hold at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, all amendments must also be approved by a majority in interest of the member owners unless the amendment treats all partners ratably and is made to reflect the issuance of Class B common units or acceptance of a new limited partner.

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Set-off. The LP Agreement provides Premier GP with a right to set-off amounts owed by a limited partner to Premier LP or its related entities against amounts otherwise payable by Premier LP to such limited partner. Any remaining balance due remains the obligation of such limited partner and must be paid to Premier LP or the related entity when any of the limited partner’s Class B common units are redeemed, exchanged or sold.

Indemnification. The LP Agreement provides for indemnification by Premier LP to each partner and its officers, directors, partners, members, shareholders and employees, as well as the employees and officers of Premier LP, for losses incurred by reason of any act performed or omitted to be performed by such person on behalf of Premier LP or by reason of the fact that such person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another entity. In addition, the LP Agreement provides that in the event that we enter into an indemnification agreement with any of our directors, officers, employees or agents or persons who serve, at our request, as the directors, officers, employees or agents of any Affiliate (as defined in the indemnification agreement), then Premier LP agrees to reimburse us for all expenses we incur under such agreements.

Governing Law. Premier LP is a California limited partnership and the LP Agreement is governed by California Law, including the California Revised Uniform Limited Partnership Act, or the CRULPA. This summary of the LP Agreement is also subject to, and qualified in its entirety by reference to the CRULPA.

Voting Trust Agreement

Pursuant to the Class B VTA, entered into as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.), the holders of our Class B common stock and Wells Fargo Delaware Trust Company, N.A., as Trustee, all of our outstanding shares of Class B common stock are held in a voting trust. Under the Class B VTA, the Trustee acts on behalf of the holders of Class B common stock for purposes of voting their shares. As a result of the Class B VTA, the holders of Class B common stock retain beneficial ownership of their Class B common stock, while the Trustee is the legal owner of such equity. Pursuant to the Class B VTA, the Trustee is required to vote all of the shares of Class B common stock as a block in the manner determined by the plurality of the votes received by the Trustee from the holders of Class B common stock for the election of directors to serve on our board of directors, and by a majority of the votes received by the Trustee from the holders of the Class B common stock for all other matters.

Exchange Agreement

Under the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.) and its limited partners, commencing on October 31, 2014, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to the right of first refusal discussed below, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit and compliance committee of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. Cash payments will be based on the fair market value of our Class A common stock, which will be determined (so long as our Class A common stock is traded on a national securities exchange) by the average of the closing price of our Class A common stock during the 20 trading days ending three days prior to the deadline for member owners to notify us of their intent to exchange Class B common units. In making this determination, the audit and compliance committee may take into account such factors as it may deem relevant, which may include our cash resources, the number of Class B common units being exchanged and the desirability of using any of such cash to acquire additional units in Premier LP in lieu of issuing additional shares of Class A common stock.

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The time periods for the various notices and actions under the Exchange Agreement vary depending on whether or not we are conducting a company-directed underwritten public offering. During quarters in which we conduct a company-directed underwritten public offering, time-periods for notices and actions are advanced so that we are in a position to consummate the company-directed underwritten public offering on or about the time of the quarterly exchange.

Prior to an exchange for shares of our Class A common stock (or cash or a combination of both), the other member owners who have not requested such an exchange and Premier LP will have rights of first refusal to purchase the Class B common units that a member owner elects to exchange. Upon receipt of notice that a member owner has elected to exchange Class B common units, the other member owners have the right to purchase a pro rata share of the Class B common units offered for exchange at a price equal to the sum of the fair market value of such units plus the present value, based on certain assumptions set forth in the tax receivable agreement, of the estimated payments under the tax receivable agreement, had such selling member owner sold the relevant Class B common units to us instead. In the event that not all of the other member owners elect to purchase their full pro rata share of the Class B common units, then the member owners who have elected to purchase their pro rata share will have the right to purchase the remaining unsubscribed Class B common units. In the event the member owners do not elect to purchase all of the Class B common units subject to exchange, Premier LP will then have the right to purchase all or a portion of the remaining Class B common units. The member owners and Premier LP will have the opportunity to purchase Class B common units at the same price under the right of first refusal provisions of the Exchange Agreement. Class B common units that are not purchased by other member owners or Premier LP under the right of first refusal provisions of the Exchange Agreement will be exchanged for our Class A common stock, cash or a combination of both (as described above) at the designated quarterly exchange date subject to an exchanging member owner’s right to retract its exchange notice prior to such exchange.

As the member owners exchange their Class B common units, unless other member owners purchase the Class B common units pursuant to their right of first refusal, our ownership interest in Premier LP will be correspondingly increased. Future limited partners admitted to Premier LP receive the benefit of the Exchange Agreement and will not be subject to the seven-year vesting schedule beginning at the time of their admission.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, entered into as of September 25, 2013 and effective October 1, 2013 among us and the limited partners of Premier LP, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales of Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the Exchange Agreement. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, following each of the October 31, 2014, 2015 and 2016 quarterly exchange dates under the Exchange Agreement, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell the Class A common stock they may receive in exchange for their Class B common units pursuant to the Exchange Agreement. Thereafter, we may elect, but are not required, to conduct a company-directed underwritten public offering in any subsequent year. During the company-directed underwritten public offering periods, the member owners will be restricted from selling any shares of Class A common stock outside of the company-directed underwritten public offering. In connection with an underwritten public offering, we will be subject to similar restrictions on the sale of shares of Class A common stock for a period of 60 days beginning with the effectiveness of the registration statement relating to such underwritten public offering.

We will not be required to undertake a company-directed underwritten public offering in any particular year unless the number of shares of Class A common stock requested by the member owners to participate in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the

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aggregate number of Premier LP units outstanding. If the offering participation minimum is not been met, we may either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering.

The Registration Rights Agreement also grants the member owners certain customary “piggyback” registration rights with respect to other registrations of Class A common stock. Other than the rights described above, the member owners are not entitled to any demand registration rights.

Under the Registration Rights Agreement, we will have a right to delay a registered offering if we have pending or in process a material transaction or a material development which we have a bona fide business purpose in keeping confidential and the filing of a registration statement or continued sales under a shelf registration statement would require disclosure (or premature disclosure) of such material transaction or material development. In the case of a company-directed underwritten public offering, we can postpone the company-directed underwritten public offering until the next quarterly exchange date under the Exchange Agreement and, in the case of a shelf registration statement, sales under such shelf registration statement shall be suspended for up to 90 days. We may only exercise the right to suspend sales under a shelf registration statement for 90 days once in any period of 365 consecutive days. In addition, under the Registration Rights Agreement, member owners proposing to sell 50% or more of the total number of shares of Class A Common Stock proposed to be sold in the company-directed underwritten offering may elect to delay such company-directed offering due to unfavorable market conditions.

We will pay all registration expenses other than brokerage commissions or transfer taxes or, if applicable, underwriting commissions and discounts. The registration rights agreement includes customary indemnification provisions, including indemnification of the member owners and their directors, officers and employees by us for any and all losses, claims, damages or liabilities, actions or proceedings in respect thereof and expenses to which the member owners may become subject under the Securities Act, state law or otherwise.

New limited partners will become a party to, and receive the benefit of, the Registration Rights Agreement.

Tax Receivable Agreement

Pursuant to the terms of a Tax Receivable Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us and the limited partners of Premier LP, we have agreed to pay to each member owner for as long as such member owner remains a limited partner of Premier LP, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such Tax Receivable Agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the our October 2013 reorganization, as well as subsequent exchanges by such member owners pursuant to the Exchange Agreement, and of certain other tax benefits related to us entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

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SELLING STOCKHOLDERS

The selling stockholders named below may offer from time to time in the future up to an aggregate of 111,866,539 shares of our Class A common stock. As of the date of this prospectus, the selling stockholders collectively hold 107,181,272 Class B common units of Premier LP. Pursuant to the terms of the LP Agreement and the Exchange Agreement, each Class B common unit of Premier LP held by the selling stockholders is exchangeable for one share of our Class A common stock, cash or a combination of both, subject to certain exchange timing and volume limitations. See “Certain Contractual Arrangements with Selling Stockholders” for additional information.

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of the date of this prospectus. Each selling stockholder has the cumulative right to exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such selling stockholder pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all Class B common units owned by them for the equivalent number of our shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders are not required to exchange their Class B common units for shares of our Class A common stock, nor are we required to issue shares of Class A common stock to any selling stockholder who elects to exchange Class B common units. Instead, we may satisfy the Class B common unit exchanges by paying cash or through a combination of cash and Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Class B common units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their Class B common units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of Class B common units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock.”

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

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The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus:

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Adventist Health System Sunbelt Healthcare Corporation	0	3,866,582	0	*
Albert Einstein Healthcare Network	74,749	523,241	0	*
Aurora Health Care, Inc. (2)	219,304	1,535,129	0	*
Baptist Health South Florida, Inc.	0	962,792	0	*
Baptist Healthcare System, Inc.	0	1,199,448	0	*
BayCare Health System, Inc.	91,919	643,432	0	*
Baystate Health, Inc.	0	763,198	0	*
Billings Clinic	0	240,260	0	*
Camden-Clark Memorial Hospital Corporation	20,769	145,386	0	*
Carilion Clinic	78,019	546,134	0	*
CDH-Delnor Health System	68,426	478,985	0	*
Chesapeake Regional Medical Center	0	203,172	0	*
Commonwealth Health Corporation, Inc.	0	246,736	0	*
Community United Methodist Hospital, Inc.	0	82,362	0	*
Cumberland Medical Center, Inc.	8,249	57,745	0	*
Dignity Health (3)	0	3,702,592	0	*
Doctors Community Hospital	20,769	145,385	0	*
Edward-Elmhurst Healthcare	0	316,512	0	*
Eisenhower Medical Center	32,424	226,965	0	*
El Camino Hospital (3)	0	228,415	0	*
Ephraim McDowell Health	0	109,723	0	*
Firelands Regional Medical Center	0	114,395	0	*
FirstHealth of the Carolinas, Inc.	38,910	272,370	0	*
Fresno Community Hospital and Medical Center	0	485,087	0	*
Geisinger System Services (2)	0	956,233	0	*
General Health System	0	246,894	0	*
GNYHA Purchasing Alliance, LLC	1,264,600	13,448,603	0	*
Group Health Cooperative	60,287	422,006	0	*
H. Lee Moffitt Cancer Center & Research Institute, Inc.	0	360,895	0	*
Halifax Regional Medical Center, Inc.	9,173	64,208	0	*
Harris County Hospital District Foundation	0	498,656	0	*
Health Enterprises Cooperative	0	1,033,259	0	*
Healthcomp Inc.	170,000	1,975,705	0	*
Heartland Regional Medical Center d/b/a Heartland Health	55,846	390,920	0	*
Henderson County Hospital Corporation d/b/a Margaret R. Pardee Memorial Hospital	16,116	112,812	0	*

15

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Henry Ford Health System	167,317	1,171,218	0	*
Herbert J. Thomas Memorial Hospital Association	26,064	182,448	0	*
Hospital Shared Services Association	82,037	574,262	0	*
Indian River Memorial Hospital, Inc.	13,925	97,472	0	*
Iredell Memorial Hospital, Inc.	0	124,217	0	*
Jefferson Hospital Association, Inc.	0	165,252	0	*
Johnston Memorial Hospital, Inc.	18,371	128,598	0	*
Laughlin Memorial Hospital, Inc.	7,596	53,169	0	*
Lenoir Health Services, Inc.	11,718	82,027	0	*
Loma Linda University Medical Center	82,249	575,746	0	*
Marshfield Clinic, Inc.	3,936	223,599	0	*
Memorial Health University Medical Center, Inc.	39,202	274,413	0	*
Mercy Health Services, Inc.	33,438	234,065	0	*
Meritus Medical Center, Inc.	0	254,863	0	*
Methodist Medical Center of Illinois	0	378,558	0	*
Mission Health System, Inc.	88,246	617,725	0	*
Mississippi Baptist Health Systems, Inc.	36,999	419,103	0	*
Mountain States Health Alliance (2)	76,890	538,228	0	*
Murray-Calloway County Public Hospital Corporation	0	92,496	0	*
Northwest Hospital, Inc.	16,081	112,570	0	*
Pallottine Health Services, Inc.	37,574	263,016	0	*
Park Nicollet Health Services	0	492,948	0	*
Peninsula Regional Medical Center	48,207	337,447	0	*
Prairie Health Ventures LLC	93,497	654,476	0	*
Randolph Hospital, Inc.	0	90,893	0	*
Saint Elizabeth Medical Center, Inc.	52,346	366,421	0	*
Saint Francis Hospital and Medical Center	0	465,787	0	*
Saint Mary’s Hospital, Inc.	0	101,073	0	*
Seagate Alliance LLC	85,567	1,197,950	0	*
Sinai Hospital of Baltimore, Inc.	65,578	459,049	0	*
Smyth County Community Hospital	8,015	56,104	0	*
Southcoast Health System	17,840	124,877	0	*
Southwest General Health Center	11,509	157,996	0	*
St. Anthony’s Medical Center	35,519	248,634	0	*
St. Francis Hospital, Inc.	26,062	182,436	0	*
St. Joseph’s/Candler Health System, Inc.	0	277,467	0	*
St. Luke’s Hospital of Bethlehem, Pennsylvania	0	617,358	0	*
T. J. Samson Community Hospital	18,463	129,238	0	*
TJUH System	67,522	802,529	0	*
Tanner Medical Center, Inc.	26,184	183,287	0	*
The Carle Foundation	54,628	382,396	0	*

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Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
The Charlotte-Mecklenburg Hospital Authority d/b/a Carolinas HealthCare System	254,063	1,778,443	0	*
The Johns Hopkins Health System Corporation	0	1,444,245	0	*
The University of Texas Medical Branch	0	221,743	0	*
The University of Texas Southwestern Medical Center	0	334,752	0	*
Tufts Medical Center, Inc.	28,909	202,362	0	*
UHS of Delaware, Inc.	372,113	2,604,793	0	*
Union Hospital of Cecil County, Inc.	0	101,396	0	*
University Health System, Inc.	35,760	250,317	0	*
Vantage Health Group	0	86,658	0	*
Vantage Purchasing Partners, LLC	0	458,814	0	*
Watauga Medical Center, Inc.	13,936	97,553	0	*
Weirton Medical Center, Inc.	11,999	83,992	0	*
West Virginia United Health System, Inc. (2)	87,037	609,260	0	*
White River Health System, Inc. d/b/a White River Medical Center	0	202,516	0	*
Winter Haven Hospital, Inc.	18,878	132,145	0	*
Yankee Alliance, Inc.	31,530	220,712	0	*
Yankee Alliance, LLC	159,616	1,163,463	0	*
Yankee Alliance Supply Chain Solutions, LLC	89,286	2,752,849	0	*
Subtotal	4,685,267	63,243,661	0	*
Other Selling Stockholders (4)	0	48,622,878	0	*
Total	4,685,267	111,866,539	0	*

*	Represents less than 1.0%.
(1)	Beneficial ownership prior to this offering is reflected as 0 for selling stockholders electing not to exchange their one-seventh portion of Class B common units of Premier LP eligible for exchange on the October 31, 2014 quarterly exchange date under the Exchange Agreement.
(2)	An executive officer of the selling stockholder previously served as member of the Board of Directors of Premier or one of our predecessors or affiliates.
(3)	An executive officer of the selling stockholder currently serves as a member of our Board of Directors.
(4)	We have not identified the selling stockholders of these shares at this time. We anticipate that all of the Class A common shares held by these selling stockholders will be received in exchange for their Class B common units over the next seven years. We intend to file a prospectus supplement, post-effective amendment, or current report on Form 8-K, as may be permitted, to identify these selling stockholders before they may offer or sell their securities, as and when required.

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PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale, from time to time, by the selling stockholders of some or all of those 111,866,539 shares of Class A common stock which may be issued in exchange for Class B common units. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “PINC.” We are registering the shares of our Class A common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our Class A common stock to the selling stockholders in exchange for their Class B common units or from the sale of any Class A common shares by the selling stockholders. All costs, expenses and fees in connection with the registration of the shares of Class A common stock offered hereby will be borne by us. Brokerage commissions, underwriting discounts or commissions, and similar selling expenses, if any, attributable to the sale of shares of Class A common stock offered hereby will be borne by the selling stockholders.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent.

The Class A common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the Class A common shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed at the time of sale, including the NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	by any other method permitted pursuant to applicable law.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or

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crosses (in which the same broker-dealer acts as agent on both sides of the trade). Other than Rule 10b5-1 plans that may be adopted from time to time by one or more selling stockholders, the selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Class A common stock by the selling stockholders. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Selling stockholders also may resell all or a portion of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided the requirements of such rule are met, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling stockholders and any brokers-dealers, agents or underwriters that participate with the selling stockholders in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of our Class A common stock through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Class A common stock involved, (iii) the price at which such shares of Class A common stock were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling stockholders and any other person participating in the sale of the shares of our Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our Class A common stock to engage in market-making activities with respect to the particular shares of our Class A common stock being distributed. This may affect the marketability of the shares of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

The selling stockholders and any broker-dealers or agents that are involved in selling shares of our Class A common stock in this offering may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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In the Registration Rights Agreement, we have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of our Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our Class A common stock. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of shares of our Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2014 from our Definitive Proxy Statement on Schedule 14A;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	our Current Reports on Form 8-K filed with the SEC on August 5 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof), August 28 (solely with respect to Item 8.01 thereof) and November 3, 2014; and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary,

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13034 Ballantyne Corporate Place, Charlotte, NC 28277, telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by McDermott Will & Emery LLP.

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EXPERTS

The consolidated financial statements of Premier, Inc., appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements and schedule are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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PROSPECTUS

PREMIER, INC.

CLASS A COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell from time to time, together or separately, Class A common stock, preferred stock or debt securities. This prospectus describes some of the general terms that apply to the securities. Each time we offer our securities under this prospectus, we will provide a prospectus supplement containing more specific information about the particular offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus may also add, update or change information contained or incorporated in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or free writing prospectus.

The securities offered pursuant to this prospectus may be sold at prevailing market prices or at prices different than prevailing market prices. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a delayed or continuous basis. The prospectus supplement for each offering will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our Class A common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PINC.” On November 11, 2014, the last reported sales price of our common stock on NASDAQ was $31.25 per share.

As of the date of this prospectus, we are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and on page 5 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time securities are offered, we will provide a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and/or free writing prospectus will contain more specific information about the offering. The prospectus supplement and free writing prospectus may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described below under the heading “Incorporation of Certain Documents by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. The exhibits to our registration statement contain the full text of certain contracts, agreements and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given below. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. See “Where You Can Find More Information” below.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein or therein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement, free writing prospectus or incorporated by reference herein. This prospectus may be used only where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement or free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2014 from our Definitive Proxy Statement on Schedule 14A dated October 22, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	our Current Reports on Form 8-K filed with the SEC on August 5 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof), August 28 (solely with respect to Item 8.01 thereof) and November 3, 2014; and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary, 13034 Ballantyne Corporate Place, Charlotte, NC 28277, telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC in the manner described above upon payment of any fees prescribed by the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: competition which could limit our ability to maintain or expand market share within our industry, consolidation in the healthcare industry, potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected, the terminability of member participation in our group purchasing organization, or GPO, programs with limited or no notice, the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment, the rate at which the markets for our non-GPO services and products develop, the dependency of our members on payments from third-party payers, our reliance on administrative fees which we receive from GPO suppliers, our ability to maintain third-party provider and strategic alliances or enter into new alliances, our ability to offer new and innovative products and services, the portion of revenues we receive from our largest members, risks and expenses related to future acquisition opportunities and integration of acquisitions, potential litigation, our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users, data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures, the consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties, our ability to use, disclose, de-identify or license data and to integrate third-party technologies, our reliance on partners and other third parties, our use of “open source” software, changes in industry pricing benchmarks, any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market, our ability to maintain and expand our existing base of drugs in our specialty pharmacy, our dependency on contract manufacturing facilities located in various parts of the world, our ability to attract, hire, integrate and retain key personnel, adequate protection of our intellectual property, any alleged infringement, misappropriation or violation of third-party proprietary rights, potential sales and use tax liability in certain jurisdictions, our future indebtedness and our ability to obtain additional financing, fluctuation of our cash flows, quarterly revenues and results of operations, changes in the political, economic or regulatory healthcare environment, our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims, interpretation and enforcement of current or future antitrust laws and regulations, potential healthcare reform and new regulatory requirements placed on our software, services and content, compliance with federal and state privacy, security and breach notification laws, product safety concerns and regulation, our holding company structure, different interests among our member owners or between us and our member owners, our ability to effectively deploy the net proceeds from future issuances of our equity or debt securities, the ability of our member owners to exercise significant control over us, including through the election of all of our directors, our status as a “controlled company” within the meaning of the NASDAQ rules, the terms of agreements between us and our member owners, payments made under the tax receivable agreements to Premier LP’s limited partners, our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners, changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income, the dilutive effect of Premier LP’s issuance of additional units or future issuances of our common stock and/or preferred stock, provisions in our certificate of incorporation and bylaws and Premier LP’s limited partnership agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company, any determination that we are an investment company, the requirements of being a newly public company, our inexperience and limited operating history as a publicly-traded company, failure to establish and maintain an effective system of internal controls, the impact of reduced disclosure requirements applicable to emerging growth companies, our smaller public float, any downgrade in securities or industry analysts’ recommendations about our business or securities, the volatility of our Class A common stock price, the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances, our intention not to pay cash dividends on our Class A common stock, possible future issuances of equity or debt securities and the risk factors discussed under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement or any document incorporated herein or therein.

More information on potential factors that could affect our financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic and current filings with the SEC and which are available on our website at http://investors.Premierinc.com/. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

OUR COMPANY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus as Premier LP.

We are a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers, as of September 30, 2014, to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, we enable better care and outcomes at a lower cost. We believe that we play a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health software-as-a-service, or SaaS, informatics products, advisory services and performance improvement collaborative programs.

As of September 30, 2014, we were controlled by 177 U.S. hospitals, health systems and other healthcare organizations, which we refer to as our member owners, that represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations. Our current membership base includes many of the country’s most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our Class A common stock is generally held by the public and our Class B common stock is held by the limited partners of Premier LP (also referred to as our member owners).

As a member-controlled healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

We were incorporated on May 14, 2013 under the laws of the State of Delaware. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2014, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 22% controlling general partner interest in Premier LP and our member owners held an approximately 78% limited partner interest in Premier LP.

Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

RISK FACTORS

Investing in our securities involves risks. Before investing in the securities offered pursuant to this prospectus, you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC, as well as the risks, uncertainties and additional information (i) discussed below, (ii) set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (iii) contained in any applicable prospectus supplement or free writing prospectus. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company and your investment in our securities. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to contribute any net proceeds from the sale of offered securities to Premier LP. We expect Premier LP to use such contributed net proceeds:

•	to finance future acquisitions of other entities or their assets; and

•	for working capital and general corporate purposes, which may include the repayment of indebtedness.

Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying prospectus supplement. In the event that any net proceeds are not immediately applied, we or Premier LP may temporarily hold them as cash, deposit them in banks, or invest them in cash equivalents or securities that our investment policies permit us to invest in from time to time.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2014	2013	2014	2013	2012	2011
Ratio of earnings to fixed charges	71.1x	141.2x	106.1x	131.6x	127.8x	104.3x

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purposes of computing these ratios, “earnings” have been calculated by adding fixed charges to the sum of pre-tax income before adjustment for income from equity investees and distributed income of equity investees and “fixed charges” have been calculated as the sum of interest on debt and capitalized leases, amortization of debt discount and expense, and an imputed interest factor included in rentals.

We had no shares of preferred stock outstanding for any period presented, and accordingly, the ratio of combined fixed charges and preference dividends to earnings is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our Class A common stock, preferred stock and debt securities that we may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 50,000,000 shares of preferred stock, par value $0.01 per share, 500,000,000 shares of Class A common stock, par value $0.01 per share, and 600,000,000 shares of Class B common stock, par value $0.000001 per share. To date we have issued, and unless our board of directors determines otherwise, we expect to continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata, based on the number of shares of Class A common stock held, our remaining assets available for distribution.

The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation or bylaws must be approved by 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. The holders of our Class B common stock have entered into a Voting Trust Agreement, or the Class B VTA, by which a trustee acts on behalf of such holders for purposes of voting their shares. See “Contractual Arrangements with Certain Stockholders—Voting Trust Agreement.”

Other than dividends payable in shares of our common stock, holders of shares of our Class B common stock are not entitled to receive dividends or to receive a distribution upon our dissolution or liquidation.

The holders of our Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.

Our Class B common stock is not listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred. See “Contractual Agreements with Certain Stockholders—Amended and Restated Limited Partnership Agreement of Premier LP.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish, from time to time, one or more series of preferred stock and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any such series thereof, including the liquidation preferences, dividend rights and voting rights. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

At the time our board of directors establishes a series of preferred stock, the terms and rights of such preferred stock may include:

•	the designation of the series;

•	the number of shares of the series, which number the board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

•	whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

•	the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable;

•	the redemption rights and prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series in the event of our voluntary or involuntary liquidation, dissolution, or winding-up;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or of any other series;

•	the voting rights, if any, of the holders of the shares of the series; and

•	any other relative rights, preferences, and limitations of such series.

One of the effects of the board of directors’ right to designate and issue preferred stock without stockholder approval may be to enable the board of directors to discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise. Furthermore, the issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ, which will apply so long as the shares of Class A common stock remain listed on the NASDAQ, require stockholder approval of certain issuances of Class A common stock (including any securities convertible into Class A common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated or associated with the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such entity or person is an interested stockholder. Section 203 defines “business combination” to include: (i) any merger or consolidation involving the corporation or a majority-owned subsidiary of the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or a majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

A Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out, and do not currently intend to opt out, of this provision. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance of such acquisition with our board of directors because the stockholder approval requirement referenced above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions could prohibit or delay mergers or other takeover or change of control attempts and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Anti-takeover Effects of Our Organizational Documents

Certain provisions of our certificate of incorporation and our bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares of Class A common stock. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions help protect us against an unsolicited proposal for a takeover of us that might affect the long-term value of our Class A common stock or that may not be otherwise in the best interests of our stockholders. For example, our certificate of incorporation and our bylaws:

•	divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

•	do not permit stockholders to take action by written consent other than during the period following our initial public offering in which we qualify as a “controlled company” within the meaning of NASDAQ rules,

•	provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

•	require advance notice be given by stockholders for any stockholder proposals or director nominations,

•	require a super-majority vote of the stockholders to amend our certificate of incorporation, and

•	allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2/3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market, under the symbol “PINC.”

DESCRIPTION OF DEBT SECURITIES

General

The Debt Securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement or a free writing prospectus. The Debt Securities will be issued under an open-ended Indenture (for Debt Securities) between us and a trustee to be elected by us at or about the time we offer our Debt Securities. The open-ended Indenture (for Debt Securities) is incorporated by reference into the registration statement of which this prospectus is a part and is filed as an exhibit to the registration statement. In this prospectus we refer to the Indenture (for Debt Securities) as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement or any free writing prospectus applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[ ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement or any free writing prospectus provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. Our Debt Securities Indenture will be qualified under the Trust Indenture Act of 1939, as amended, and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement or any free writing prospectus. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the applicable Debt Securities, Debt Securities Indenture, any supplemental indentures, officers’ certificates and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all secured indebtedness that we have outstanding from time to time to the extent of the value of the collateral securing such secured indebtedness. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all outstanding secured indebtedness as well as Debt Securities that are not designated Subordinated Debt Securities. As of September 30, 2014, we had approximately $35.1 million aggregate principal amount of senior unsecured debt outstanding and no secured or subordinated indebtedness outstanding. The Debt Securities Indenture does not limit the amount of secured indebtedness that we may issue or incur.

We are a holding company and conduct substantially all of our operations through our subsidiaries. Substantially all of our operating cash flow is generated by our subsidiaries. Our ability to meet our financial obligations with respect to any future Debt Securities, and cash needs generally, is dependent on our operating cash flow, our ability to access various sources of short-and long-term liquidity, including our bank facilities, the capital markets and distributions from our subsidiaries. Holders of our Debt Securities will effectively have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.

Provisions of a Particular Series

The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement or free writing prospectus relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the person(s) to whom interest on Debt Securities of such series may be payable on any interest payment date, if other than the person(s) in whose name the Debt Securities are registered at the close of business on the regular record date for such interest;

•	the date(s), or method for determining the date(s), on which the principal of, and any premium on, the Debt Securities will be payable;

•	the rate(s), including the method of determination if applicable, at which the Debt Securities will bear interest, if any, and

•	the date from which any interest will accrue;

•	the dates on which we will pay interest;

•	our ability to defer interest payments and any related restrictions during any interest deferral period; and

•	the record date for any interest payable on any interest payment date;

•	the place(s) where:

•	the principal of, premium, if any, and interest on the Debt Securities will be payable;

•	you may register transfer of the Debt Securities;

•	you may exchange the Debt Securities; and

•	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities, including any restrictions on such redemptions;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the period(s) within which and the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable Debt Securities Indenture;

•	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	the obligations or instruments, if any, that are considered eligible obligations denominated in a currency other than U.S. dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company’s indebtedness in respect of such Debt Securities after its satisfaction and discharge;

•	whether we are issuing Debt Securities as global securities, and if so,

•	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

•	any limitations on the right to obtain definitive certificates for the Debt Securities;

•	and any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 3.01 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement or free writing prospectus for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the covenants contained in the applicable Debt Securities Indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

The applicable prospectus supplement or free writing prospectus may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the form of Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, until our Senior Indebtedness is paid in full, no payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

•	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding-up of our company;

•	any Senior Indebtedness is not paid when due;

•	any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived and the maturity of such Senior Indebtedness has been accelerated because of the default; or

•	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 15.02 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 15.04 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus relating to the issuance of a series of Subordinated Debt Securities states otherwise, the term “Senior Indebtedness” means all

•	obligations (other than non-recourse obligations and the Subordinated Debt Securities issued under the applicable Debt Securities Indenture) of, or guaranteed or assumed by, us for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities), or for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles;

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments;

•	obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	obligations for claims, as defined in Section 101(5) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;

•	obligations of the type referred to above of another person, the payment of which we have guaranteed or are responsible or liable for directly or indirectly, as obligor or otherwise; and

•	amendments, renewals, extensions, modifications and refundings of the foregoing, whether existing as of the date of the applicable Debt Securities Indenture or subsequently incurred by us.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Debt Securities Indenture or subsequently incurred by us.

The Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 2.01 and 3.02 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable Debt Securities Indenture and applicable limitations for global securities. We may designate ourselves the security registrar.

No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 3.05 of the applicable Debt Securities Indenture.

The applicable prospectus supplement or free writing prospectus will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 3.05 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement or free writing prospectus states otherwise, subject to certain exceptions relating to the payment of defaulted interest, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 3.07 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement or free writing prospectus states otherwise, the corporate trust office of the Debt Securities Trustee will be designated as the place of payment of, and the Debt Securities Trustee will be appointed as our sole paying agent for, payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement or free writing prospectus. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 6.03 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement or free writing prospectus for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement or free writing prospectus regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice to holders by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of selection. For more information, see Sections 4.03 and 4.04 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 4.04 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

•	is organized and validly existing under the laws of any domestic jurisdiction; and

•	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable Debt Securities Indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable Debt Securities Indenture.

For more information, see Section 11.01 of the applicable Debt Securities Indenture.

Events of Default

Unless the applicable prospectus supplement or free writing prospectus states otherwise, “event of default” under the applicable Debt Securities Indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Security of that series within 30 days after it becomes due;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any required sinking fund payment on any Debt Securities of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable Debt Securities Indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable Debt Securities Indenture according to the provisions of the applicable Debt Securities Indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement or free writing prospectus. For more information, see Section 8.01 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable Debt Securities Indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement or free writing prospectus may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement or free writing prospectus may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

•	all overdue interest on all Debt Securities of the particular series;

•	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

•	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

•	all amounts due to the Debt Securities Trustee under the applicable Debt Securities Indenture; and

•	any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of, premium, if any, or accrued and unpaid interest on the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable Debt Securities Indenture.

For more information, see Section 8.02 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 9.03 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 8.12 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable Debt Securities Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable Debt Securities Indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 8.07 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 8.08 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the applicable Debt Securities Indenture. For more information, see Section 6.06 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable Debt Securities Indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable Debt Securities Indenture;

•	to add any additional events of default;

•	to change or eliminate any provision of the applicable Debt Securities Indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will become effective with respect to that series with consent of holders or when no Debt Securities of that series remain outstanding under the applicable Debt Securities Indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable Debt Securities Indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable Debt Securities Indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable Debt Securities Indenture as necessary to provide for trust administration under the applicable Debt Securities Indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

•	to change any place where:

•	the principal of and any premium and interest on any Debt Securities are payable;

•	any Debt Securities may be surrendered for registration of transfer or exchange; or

•	notices and demands to or upon us regarding Debt Securities and the applicable Debt Securities Indentures may be served;

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect; or

•	without the consent of the holders of Subordinated Debt Securities, the holders of Senior Indebtedness may, without affecting in any manner the subordination of the payment of the principal of and premium, if any, and interest, if any, on the Subordinated Debt Securities, at any time or from time to time and in their absolute discretion, agree with us to change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend or supplement any instrument pursuant to which any Senior Indebtedness is issued, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, including, without limitation, the waiver of default thereunder, all without notice to or assent from the Subordinated Debt Security holders or the Debt Securities Trustee.

For more information, see Section 12.01 and Section 15.09 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable Debt Securities Indenture (see Section 6.07 of the applicable Debt Securities Indenture); and

•	any past default under the applicable Debt Securities Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the applicable Debt Securities Indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 8.13 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable Debt Securities Indenture to require changes to the applicable Debt Securities Indenture. In this event, the applicable Debt Securities Indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 12.01 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable Debt Securities Indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected:

•	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

•	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

•	reduce any premium payable upon the redemption of the Debt Securities;

•	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

•	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable Debt Securities Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable Debt Securities Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable Debt Securities Indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•	changes or eliminates any covenant or other provision of the applicable Debt Securities Indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 12.02 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date.

Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 1.04 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable Debt Securities Indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable Debt Securities Indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 7.01 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement or free writing prospectus provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable Debt Securities Indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable Debt Securities Indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable Debt Securities Indenture. For more information, see Section 9.10 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 1.06 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 3.08 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities, including any Debt Securities Indentures for Subordinated Debt Securities and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 1.12 of the applicable Debt Securities Indenture.

Regarding the Indenture Trustees

In the normal course of business, we and our subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries. For more information, see Section 9.05 of the applicable Debt Securities Indenture.

Global Securities

We may issue some or all of our Debt Securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

For more information, see Section 2.03 of the applicable Debt Securities Indenture.

CONTRACTUAL ARRANGEMENTS WITH CERTAIN STOCKHOLDERS

In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Premier LP and the member owners. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Amended and Restated Limited Partnership Agreement of Premier LP

General Partner and Daily Operations. Under the Amended and Restated Limited Partnership Agreement of Premier LP, entered into as of September 25, 2013 and effective as of October 1, 2013, as amended on January 27, 2014, or the LP Agreement, Premier GP, of which we are the sole member, is the general partner of Premier LP. As the general partner of Premier LP, Premier GP is generally able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Premier LP.

Member Owner Approval Rights. Notwithstanding the grant of authority to Premier GP described above, the prior written consent of a majority in interest of each class of ownership interests held by the limited partners of Premier LP is required to approve any merger of Premier LP. In addition, so long as the member owners in the aggregate continue to own 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering on October 1, 2013, the approval of a majority in interest of the member owners is required to approve the following actions of Premier LP:

•	amending any provision of the LP Agreement, other than to reflect changes in ownership permitted under other provisions, and

•	dissolving, liquidating or winding up of the partnership.

Compensation. Premier GP does not receive compensation for its services as general partner.

Classes of Units. Premier LP has two classes of units. The Class A common units are held by Premier GP. Any Class B common units we acquire will automatically convert to Class A common units when contributed to Premier GP. The Class B common units are held by the member owners and any new limited partners admitted to

Premier LP. The Class A common units and the Class B common units, as a class, have equal rights to allocation of net income and net losses and to cash distributions, in proportion to units held. Net income and net losses, as well as cash distributions, are allocated to individual Class B common unit holders as described below. It is intended that the number of issued and outstanding Class A common units and the Class B common units will at all times exactly match the number of issued and outstanding shares of Class A common stock and Class B common stock, respectively. Premier GP may issue additional Class A common units and Class B common units or establish and issue other classes of units, other ownership interests in Premier LP or other Premier LP securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future securities, as Premier GP may determine from time to time in its sole discretion, without the vote or consent of any limited partner or any other person.

Repurchases of Class B Common Units. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the Exchange Agreement (discussed below) (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner’s Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. The Class B common unit redemption amount will be paid, at the sole discretion of Premier GP, by delivering (i) a five-year, unsecured, non-interest bearing term promissory note in favor of such limited partner, (ii) a cashier’s check or wire transfer of immediately available funds in an amount equal to the present value of the Class B common unit redemption amount otherwise payable upon the maturity of the promissory note described in clause (i) above, or (iii) payment on such other terms mutually agreed upon by Premier GP and such limited partner. In addition, if one of the terminating events described above occurs, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event. See “— Exchange Agreement” below.

Distributions and Allocations of Net Profit and Net Loss. Premier LP taxable income consists primarily of Premier LP’s group purchasing income and any dividends that Premier LP receives from its corporate subsidiaries. This taxable income is allocated on a quarterly basis among Premier GP and the holders of Class B common units in the aggregate in proportion to the number of units held. Subject to any applicable restrictions under applicable law or under the terms of its financing agreements, Premier LP will make quarterly cash distributions in the aggregate equal to Premier LP’s total taxable income for such fiscal quarter multiplied by our effective corporate income tax rate. Premier GP has discretion to cause Premier LP to make additional cash distributions. The portion of Premier LP’s taxable income for the fiscal quarter that is allocated to the holders of Class B common units in the aggregate is allocated among such holders in two tranches, Tranche A and Tranche B.

Tranche A consists of the cash distributions made to holders of Class B common units in the aggregate (other than any discretionary cash distributions designated by Premier GP as Tranche B funds) and is tentatively divided among such holders in proportion to the relative participation during the quarter of each such holder (and such holder’s member facilities, as applicable) with all Premier business units for which separate revenue is calculated by Premier LP in the ordinary course, computed as if no Class B common units had been exchanged by any such holder under the Exchange Agreement since our initial public offering. We refer to such allocation as the “Tentative Tranche A Allocation.” In order to align Tranche A income allocations attributable to Premier LP’s GPO business unit with the activity that generates such income, Tranche A income derived from relative participation with Premier LP’s GPO business unit is allocated separately from Tranche A income derived from relative participation with Premier LP’s other business units. Relative participation is measured by attribution of gross revenues of each business unit, weighted by relative revenue factors for each business unit that are determined prospectively by Premier GP and communicated to the holders of Class B common units on or before the beginning of each fiscal year. The Tentative Tranche A Allocation to each holder of Class B common units is then increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering multiplied by such holder’s cumulative net acquisitions from other holders or dispositions of Class B common units since the completion of our initial public offering. This adjusted allocation, or the “Adjusted Tranche A Allocation,” is paid to each holder of Class B common units in cash within 60 days after the end of each quarter.

Tranche B consists of all of the remaining net profit or net loss allocated to the holders of Class B common units in the aggregate for the fiscal quarter and is allocated among such holders in proportion to units held (subject to any offset as described in the paragraph immediately below). It is not anticipated that any of the Tranche B allocation will be distributed, unless Premier GP designates a portion of any discretionary distributions as Tranche B funds in which event each holder of Class B common units will be paid its proportionate share of such discretionary distribution in cash, based on units held. Any Tranche B net profit or net loss not distributed is instead retained by Premier LP for working capital purposes and to fund future expansion.

In the event that any holder of Class B common units has a reduction in its Tentative Tranche A Allocation for any quarter that exceeds the amount of such Tentative Tranche A Allocation, such excess being referred to as an “Excess Downward Adjustment,” then (i) such holder’s Adjusted Tranche A Allocation for such quarter will be equal to zero, (ii) Premier LP will provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such quarter in full, (iii) such holder’s Tranche B allocation will be reduced by the amount of the Excess Downward Adjustment, and (iv) such holder will be required to make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment (and Premier GP can offset such required capital contribution against revenue share otherwise due to such holder under the GPO participation agreement, until paid in full).

Transfer Restrictions. Premier GP may transfer its Class A common units without the consent of the limited partners. The LP Agreement generally prohibits transfers of Class B common units by the limited partners, except with consent of Premier GP or pursuant to the Exchange Agreement. Under no circumstances may any Class B common units be transferred to a business that competes with Premier LP anywhere in the United States.

Additional Partners. Except for a transferee that receives units from Premier GP or pursuant to the Exchange Agreement, a new limited partner may be admitted only upon the approval of Premier GP in its sole discretion. Admission of a new limited partner is conditioned upon the execution of a joinder to the LP Agreement. Each new limited partner will be required to enter into the Exchange Agreement, the Class B VTA (described below) and certain other agreements as provided in the LP Agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the Exchange Agreement, whereby each limited partner may exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such limited partner pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014 (which right shall be cumulative)). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP and make a capital contribution to Premier LP in an amount equal to 1% of the new limited partner’s projected annual purchasing volume under its GPO participation agreement, which projection shall be determined by Premier GP in its sole discretion.

Dissolution. The LP Agreement provides that Premier GP may decide to dissolve Premier LP, subject to approval by the partners holding two-thirds of the units, provided, if the member owners in the aggregate continue to own at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, the consent of member owners holding a majority of the units held by such member owners shall also be required. In addition to a voluntary dissolution, Premier LP will be dissolved upon the entry of a decree of judicial dissolution in accordance with California law or upon the disposition of all its assets.

Confidentiality. Each partner agrees to maintain as confidential all non-public information pursuant to the LP Agreement or otherwise regarding Premier LP and its business, except with the consent of Premier GP or as required by law or judicial process. Limited disclosure may be made to agents, representatives or employees on a confidential basis or as necessary to enforce rights under the LP Agreement.

Amendment. All amendments to the LP Agreement must be approved by Premier GP. Such amendments must also be approved by a majority in interest of the units held by the limited partners if the amendment would reduce the limited partners’ interests or allocation of economic benefits or would increase the limited partners’ obligations to make capital contributions or with respect to other liabilities, unless all partners are treated ratably and the amendment is made to reflect the issuance of additional units or acceptance of a new limited partner. For so long as the member owners hold at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, all amendments must also be approved by a majority in interest of the member owners unless the amendment treats all partners ratably and is made to reflect the issuance of Class B common units or acceptance of a new limited partner.

Set-off. The LP Agreement provides Premier GP with a right to set-off amounts owed by a limited partner to Premier LP or its related entities against amounts otherwise payable by Premier LP to such limited partner. Any remaining balance due remains the obligation of such limited partner and must be paid to Premier LP or the related entity when any of the limited partner’s Class B common units are redeemed, exchanged or sold.

Indemnification. The LP Agreement provides for indemnification by Premier LP to each partner and its officers, directors, partners, members, shareholders and employees, as well as the employees and officers of Premier LP, for losses incurred by reason of any act performed or omitted to be performed by such person on behalf of Premier LP or by reason of the fact that such person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another entity. In addition, the LP Agreement provides that in the event that we enter into an indemnification agreement with any of our directors, officers, employees or agents or persons who serve, at our request, as the directors, officers, employees or agents of any Affiliate (as defined in the indemnification agreement), then Premier LP agrees to reimburse us for all expenses we incur under such agreements.

Governing Law. Premier LP is a California limited partnership and the LP Agreement is governed by California Law, including the California Revised Uniform Limited Partnership Act, or the CRULPA. This summary of the LP Agreement is also subject to, and qualified in its entirety by reference to the CRULPA.

Voting Trust Agreement

Pursuant to the Class B VTA, entered into as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.), the holders of our Class B common stock and Wells Fargo Delaware Trust Company, N.A., as Trustee, all of our outstanding shares of Class B common stock are held in a voting trust. Under the Class B VTA, the Trustee acts on behalf of the holders of Class B common stock for purposes of voting their shares. As a result of the Class B VTA, the holders of Class B common stock retain beneficial ownership of their Class B common stock, while the Trustee is the legal owner of such equity. Pursuant to the Class B VTA, the Trustee is required to vote all of the shares of Class B common stock as a block in the manner determined by the plurality of the votes received by the Trustee from the holders of Class B common stock for the election of directors to serve on our board of directors, and by a majority of the votes received by the Trustee from the holders of the Class B common stock for all other matters.

Exchange Agreement

Under the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.) and its limited partners, commencing on October 31, 2014, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to the right of first refusal discussed below, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit and compliance committee of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. Cash payments will be based on the fair market value of our Class A common stock, which will be determined (so long as our Class A common stock is traded on a national securities exchange) by the average of the closing price of our Class A common stock during the 20 trading days ending three days prior to the deadline for member owners to notify us of their intent to exchange Class B common units. In making this determination, the audit and compliance committee may take into account such factors as it may deem relevant, which may include our cash resources, the number of Class B common units being exchanged and the desirability of using any of such cash to acquire additional units in Premier LP in lieu of issuing additional shares of Class A common stock.

The time periods for the various notices and actions under the Exchange Agreement vary depending on whether or not we are conducting a company-directed underwritten public offering. During quarters in which we conduct a company-directed underwritten public offering, time-periods for notices and actions are advanced so that we are in a position to consummate the company-directed underwritten public offering on or about the time of the quarterly exchange.

Prior to an exchange for shares of our Class A common stock (or cash or a combination of both), the other member owners who have not requested such an exchange and Premier LP will have rights of first refusal to purchase the Class B common units that a member owner elects to exchange. Upon receipt of notice that a member owner has elected to exchange Class B common units, the other member owners have the right to purchase a pro rata share of the Class B common units offered for exchange at a price equal to the sum of the fair market value of such units plus the present value, based on certain assumptions set forth in the tax receivable agreement, of the estimated payments under the tax receivable agreement, had such selling member owner sold the relevant Class B common units to us instead. In the event that not all of the other member owners elect to purchase their full pro rata share of the Class B common units, then the member owners who have elected to purchase their pro rata share will have the right to purchase the remaining unsubscribed Class B common units. In the event the member owners do not elect to purchase all of the Class B common units subject to exchange, Premier LP will then have the right to purchase all or a portion of the remaining Class B common units. The member owners and Premier LP will have the opportunity to purchase Class B common units at the same price under the right of first refusal provisions of the Exchange Agreement. Class B common units that are not purchased by other member owners or Premier LP under the right of first refusal provisions of the Exchange Agreement will be exchanged for our Class A common stock, cash or a combination of both (as described above) at the designated quarterly exchange date subject to an exchanging member owner’s right to retract its exchange notice prior to such exchange.

As the member owners exchange their Class B common units, unless other member owners purchase the Class B common units pursuant to their right of first refusal, our ownership interest in Premier LP will be correspondingly increased. Future limited partners admitted to Premier LP receive the benefit of the Exchange Agreement and will not be subject to the seven-year vesting schedule beginning at the time of their admission.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, entered into as of September 25, 2013 and effective October 1, 2013 among us and the limited partners of Premier LP, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales of Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the Exchange Agreement. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, following each of the October 31, 2014, 2015 and 2016 quarterly exchange dates under the Exchange Agreement, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell the Class A common stock they may receive in exchange for their Class B common units pursuant to the Exchange Agreement. Thereafter, we may elect, but are not required, to conduct a company-directed underwritten public offering in any subsequent year. During the company-directed underwritten public offering periods, the member owners will be restricted from selling any shares of Class A common stock outside of the company-directed underwritten public offering. In connection with an underwritten public offering, we will be subject to similar restrictions on the sale of shares of Class A common stock for a period of 60 days beginning with the effectiveness of the registration statement relating to such underwritten public offering.

We will not be required to undertake a company-directed underwritten public offering in any particular year unless the number of shares of Class A common stock requested by the member owners to participate in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering participation minimum is not been met, we may either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering.

The Registration Rights Agreement also grants the member owners certain customary “piggyback” registration rights with respect to other registrations of Class A common stock. Other than the rights described above, the member owners are not entitled to any demand registration rights.

Under the Registration Rights Agreement, we will have a right to delay a registered offering if we have pending or in process a material transaction or a material development which we have a bona fide business purpose in keeping confidential and the filing of a registration statement or continued sales under a shelf registration statement would require disclosure (or premature disclosure) of such material transaction or material development. In the case of a company-directed underwritten public offering, we can postpone the company-directed underwritten public offering until the next quarterly exchange date under the Exchange Agreement and, in the case of a shelf registration statement, sales under such shelf registration statement shall be suspended for up to 90 days. We may only exercise the right to suspend sales under a shelf registration statement for 90 days once in any period of 365 consecutive days. In addition, under the Registration Rights Agreement, member owners proposing to sell 50% or more of the total number of shares of Class A Common Stock proposed to be sold in the company-directed underwritten offering may elect to delay such company-directed offering due to unfavorable market conditions.

We will pay all registration expenses other than brokerage commissions or transfer taxes or, if applicable, underwriting commissions and discounts. The registration rights agreement includes customary indemnification provisions, including indemnification of the member owners and their directors, officers and employees by us for any and all losses, claims, damages or liabilities, actions or proceedings in respect thereof and expenses to which the member owners may become subject under the Securities Act, state law or otherwise.

New limited partners will become a party to, and receive the benefit of, the Registration Rights Agreement.

Tax Receivable Agreement

Pursuant to the terms of a Tax Receivable Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us and the limited partners of Premier LP, we have agreed to pay to each member owner for as long as such member owner remains a limited partner of Premier LP, generally over a 15-year period (under current law), 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income and franchise tax that we actually realize (or are deemed to realize, in the case of payments required to be made upon certain occurrences under such Tax Receivable Agreement) as a result of the increases in tax basis resulting from the initial sale of Class B common units by the member owners in connection with the our October 2013 reorganization, as well as subsequent exchanges by such member owners pursuant to the Exchange Agreement, and of certain other tax benefits related to us entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time in one or more transactions as follows:

•	directly to purchasers;

•	to or through underwriters;

•	through dealers;

•	through agents;

•	through any combination of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

Each prospectus supplement relating to an offering of securities will set forth the specific plan of distribution and state the terms of the offering, including:

•	the method of distribution of the securities offered therein;

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed, re-allowed or paid to dealers or agents;

•	the terms of any option granted to any underwriters, dealers or agents to purchase additional securities from us; and

•	any securities exchange on which the offered securities may be listed.

Any initial public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to underwriters, dealers, or agents may be changed from time to time.

Distribution Through Underwriters

We may offer and sell our securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If underwriters are used in the sale of our securities, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they generally will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of any dealers and the terms of the transaction in the applicable prospectus supplement.

Distribution Through Agents

We may offer and sell our securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale, and describe any commissions payable by in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period. The agent may make sales in privately negotiated transactions and by any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NASDAQ, or sales made to or through a market maker other than on an exchange.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act, for any resale of the securities. We will describe the terms of any sales of this kind in the applicable prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms acting as principal for their own accounts or as our agent. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

In connection with an underwritten offering of the securities, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

Ordinarily, each issue of securities will be a new issue, and there will be no established trading market for any security other than our Class A common stock, which is listed on the NASDAQ under the symbol “PINC,” prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered securities. However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice. We cannot assure you that there will be a liquid trading market for the offered securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may offer subscription rights to our existing stockholders to purchase additional shares of our common stock, preferred stock or any combination thereof. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such shares. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing stockholders. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Although we expect that delivery of securities generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable prospectus supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we may specify in the applicable prospectus supplement, will be required, by virtue of the fact that those securities will settle in more than three business days after the trade date, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

Conflict of Interest

We may engage underwriters, dealers and agents in connection with the offering of any of the securities described in this prospectus, some of whom may have a “conflict of interest,” as such term is defined by FINRA. In the event an underwriter, dealer or agent who is participating in the offering has a conflict of interest, we will describe the nature of the conflict in the applicable prospectus supplement, and, if applicable, the name of the underwriter, dealer or agent who is acting as the “qualified independent underwriter” and its role and responsibilities in the offering.

The underwriters, dealers and agents that we may use, as well as their affiliates, may engage in financial or other business transactions with, or perform other services for, us and our subsidiaries in the ordinary course of business and may receive a portion of the proceeds from this offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements of Premier, Inc., appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements and schedule are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

3,709,394 Shares

Premier, Inc.

Class A common stock

Prospectus Supplement

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Citigroup	Raymond James	SunTrust Robinson Humphrey	William Blair

November     , 2014